Exhibit 10.1


                               PURCHASE AGREEMENT,



                            DATED SEPTEMBER 25, 2008,



                                  by and among

                              ENGLOBAL CORPORATION,

                        ENGLOBAL AUTOMATION GROUP, INC.,

                            WILLIAM M. BOSARGE, P.C.,

                            MATTHEW R. BURTON, P.C.,

                            FRANK H. McILWAIN, P.C.,

                             JAMES A. WALTERS, P.C.,

                            WILLIAM M. BOSARGE, P.E.,

                            MATTHEW R. BURTON, P.E.,

                            FRANK H. McILWAIN, P.E.,

                                       and

                             JAMES A. WALTERS, P.E.

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page


1.   Conveyance................................................................1
     1.1      The Transaction..................................................1
     1.2      Consideration and Terms of Payment...............................2
     1.3      Time and Place of Closing........................................2
     1.4      Minimum Equity; Equity Amount....................................2

2.   Representations and Warranties............................................3
     2.1      General Statement................................................3
     2.2      Representations and Warranties of the Parent Corporation and
              the Acquiring Corporation........................................4
     2.3      Representations and Warranties of Selling Corporations and
              Shareholders as to Matters Involving ACE ........................6
     2.4      Representations and Warranties of Selling Corporations and
              Shareholders as to Financial Matters ............................8
     2.5      Representations and Warranties of Selling Corporations and
              Shareholders as to Conduct of Business .........................12
     2.6      Representations and Warranties of Selling Corporations and
              Shareholders as to Contracts ...................................14
     2.7      Representations and Warranties of Selling Corporations and
              Shareholders as to Employees ...................................16
     2.8      Representations and Warranties of Selling Corporations and
              Shareholders as to Litigation and Claims........................19
     2.9      Representations and Warranties of Selling Corporations and
              Shareholders as to Environmental Matters........................20
     2.10     Representations and Warranties of Selling Corporations and
              Shareholders as to Real Estate..................................21
     2.11     Representations and Warranties of Selling Corporations and
              Shareholders as to Other Assets.................................22
     2.12     Representations and Warranties of Selling Corporations and
              Shareholders as to General Matters..............................23
     2.13     Individual Representations and Warranties of Shareholders.......24

3.   Conduct Prior to the Closing.............................................24
     3.1      Obligations of Selling Corporations and Shareholders............24
     3.2      Obligations of Parent Corporation and Acquiring Corporation.....26
     3.3      Joint Obligations...............................................26

4.   Conditions to Closing....................................................27
     4.1      Conditions to Obligations of Selling Corporations and
              Shareholders....................................................27
     4.2      Conditions to Obligations of Parent Corporation and
              Acquiring Corporation...........................................28

5.   Closing..................................................................29
     5.1      Form of Documents...............................................29
     5.2      Deliveries of Parent Corporation and Acquiring Corporation......29
     5.3      Deliveries of Selling Corporations and Shareholders.............30

                                                                            Page
                                                                            ----


6.   Post-Closing Agreements..................................................31
     6.1      Confidentiality.................................................31
     6.2      Use of Trademarks...............................................32
     6.3      Access to Books and Records.....................................32
     6.4      Employee Benefits...............................................32
     6.5      Third-Party Claims..............................................33
     6.6      No Solicitation.................................................33
     6.7      Indemnification; Employees' and Officers' Insurance.............34
     6.8      Preparation of Tax Returns and Tax Return Amendments............35
     6.9      Further Assurances..............................................35
     6.10     Employee Retention..............................................35
     6.11     Cancellation of Certain Arrangements............................36

7.   Indemnification..........................................................36
     7.1      General.........................................................36
     7.2      Certain Definitions.............................................36
     7.3      Indemnification Obligations of Selling Corporations and
              Shareholders....................................................37
     7.4      Indemnification Obligations of Parent Corporation and
              Acquiring Corporation...........................................39
     7.5      Cooperation.....................................................39
     7.6      Subrogation.....................................................39
     7.7      Third-Party Claims Other Than Taxes.............................39
     7.8      Claims Involving Taxes..........................................41
     7.9      Characterization of Indemnity Payments..........................41
     7.10     Limitations on Indemnification Obligations......................42
     7.11     Set-Off.........................................................42
     7.12     Survival........................................................42
     7.13     Procedure for Indemnification for Claims other than
              Third-Party Claims..............................................42

8.   Effect of Termination/Proceeding.........................................42
     8.1      Right to Terminate..............................................42
     8.2      Effects of Termination..........................................43
     8.3      Remedies........................................................43

9.   Miscellaneous............................................................44
     9.1      Publicity.......................................................44
     9.2      Notices.........................................................44
     9.3      Expenses; Transfer Taxes........................................46
     9.4      Entire Agreement................................................46
     9.5      Non-Waiver......................................................47
     9.6      Counterparts....................................................47
     9.7      Severability....................................................47
     9.8      Applicable Law and Venue........................................47

                                                                            Page
                                                                            ----

     9.9      Binding Effect; Benefit.........................................47
     9.10     Assignment......................................................47
     9.11     Definitions.....................................................48
     9.12     Construction....................................................50
     9.13     Amendments......................................................50
     9.14     Attorneys' Fees.................................................50
     9.15.    Injunctive Relief...............................................51
     9.16     Right of Contribution among Shareholders........................51
     9.17     Definition of Affiliate.........................................51
     9.18     Definition of Knowledge.........................................51
     9.19     Conversion of ACE...............................................52

                               PURCHASE AGREEMENT
                               ------------------

     This Purchase Agreement (this "Agreement") is made as of September 25, 2008 (the "Execution Date"), by and among ENGlobal Corporation, a Nevada corporation (the "Parent Corporation"); ENGlobal Automation Group, Inc., a Texas corporation (the "Acquiring Corporation"); William M. Bosarge, P.C., an Alabama professional corporation ("P.C.-Bosarge"); Matthew R. Burton, P.C., an Alabama professional corporation ("P.C.-Burton"); Frank H. McIlwain, P.C., an Alabama professional corporation ("P.C.-McIlwain"); James A. Walters, P.C., an Alabama professional corporation ("P.C.-Walters"); William M. Bosarge, P.E., a resident of the State of Alabama and the sole shareholder of P.C.-Bosarge ("Bosarge"); Matthew R. Burton, P.E., a resident of the State of Alabama and the sole shareholder of P.C.-Burton ("Burton"); Frank H. McIlwain, P.E., a resident of the State of Alabama and the sole shareholder of P.C.-McIlwain ("McIlwain"); and James A. Walters, P.E., a resident of the State of Alabama and the sole shareholder of P.C.-Walters ("Walters"). P.C.-Bosarge, P.C.-Burton, P.C.-McIlwain and P.C.-Walters are hereinafter sometimes individually referred to herein as the "Selling Corporation" and collectively referred to herein as the "Selling Corporations". Bosarge, Burton, McIlwain and Walters are hereinafter sometimes individually referred to herein as a "Shareholder" and collectively referred to herein as the "Shareholders". The Parent Corporation, the Acquiring Corporation, each of the Selling Corporations and each of the Shareholders are hereinafter sometimes individually referred to herein as a "Party" and collectively referred to herein as the "Parties". Capitalized terms used in this Agreement are defined in the Sections noted in Section 9.11.

                                    RECITALS
                                    --------

     A. Bosarge owns all of the issued and outstanding shares of P.C.-Bosarge. Burton owns all of the issued and outstanding shares of P.C.-Burton. McIlwain owns all of the issued and outstanding shares of P.C.-McIlwain. Walters owns all of the issued and outstanding shares of P.C.-Walters. The Selling Corporations own 100% of the membership interests of Advanced Control Engineering, LLC, an Alabama limited liability company ("ACE").

     B. The Acquiring Corporation desires to purchase, and each of the Selling Corporations desire to sell, all of the membership interests of ACE (collectively, the "Membership Interests") pursuant to the terms of, and subject to the conditions in, this Agreement (the "Transaction").

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.   Conveyance.

     1.1 The Transaction. Subject to the terms and conditions of this Agreement and for the consideration set forth herein, at Closing, each of the Selling Corporations agrees to convey, transfer, assign, sell and deliver to the Acquiring Corporation, and the Acquiring Corporation agrees to purchase and accept, the Membership Interests, free and clear of any Claim except transfer restrictions imposed by securities Laws and the Alabama Limited Liability Company Act.

     1.2 Consideration and Terms of Payment.

          (a) Consideration. The purchase price ("Consideration") for the Membership Interests is Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00), plus the Surplus Equity Amount.

          (b) Terms of Payment. On the Closing Date, the Consideration shall be paid as follows:

               (1) the Acquiring Corporation shall pay, or shall cause to be paid, to the Selling Corporations, Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), with each Selling Corporation receiving Six Hundred Twenty-Five Thousand and No/100 Dollars ($625,000.00) in immediately available funds in the bank account designated by written notice delivered by such Selling Corporation to the Acquiring Corporation not later than two business days prior to the Closing Date; and

               (2) the Acquiring Corporation shall deliver, or shall cause to be delivered, to the Selling Corporations, indebtedness of the Acquiring Corporation in the original principal amount of Two Million and No/100 Dollars ($2,000,000.00), with each Selling Corporation receiving a promissory note drawn by the Parent Corporation and the Acquiring Corporation, jointly and severally, to the order of such Selling Corporation in the original principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) payable in two installments of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($166,666.67) on December 31, 2008 and 2009, and one installment of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and 66/100 ($166,666.66) on December 31, 2010, each of which shall be in substantially the form attached hereto as Exhibit A (individually, a "Promissory Note", and, collectively, the "Promissory Notes").

     1.3 Time and Place of Closing. The closing (the "Closing") of the Transaction pursuant to this Agreement shall take place either (a) by fax or email/PDF exchange of signature pages and other documents, followed by same-day deposit of all such signature pages and documents in overnight mail; or (b) in person, at the offices of ACE's attorney located at 1200 Park Place Tower, 2001 Park Place North, Birmingham, Alabama 35203, in either case on or before September 29, 2008, or on such other date or at such time or place as shall be mutually agreed upon by the Parties. The date on which the Closing occurs, in accordance with the preceding sentence, is referred to in this Agreement as the "Closing Date", at which time all of the conditions to the Closing of the Transaction set forth in Section 4 are satisfied or waived. At the Closing, each of the Parties shall deliver all of the Related Documents.

     1.4 Minimum Equity; Equity Amount.

          (a) Equity Amount Balance Sheet. Not later than two business days prior to the Closing Date, the Selling Corporations shall deliver to the Parent Corporation and the Acquiring Corporation a balance sheet of ACE dated as of August 31, 2008 (the "Equity Amount Balance Sheet") prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied on a basis consistent with the balance sheets contained in the Financial Statements and Interim Financial Statements as of the dates thereof (except to the extent disclosed therein) and present fairly, in all material respects, the financial position of ACE as of such date, subject to normal recurring year-end adjustments (the effect of which is not, in the aggregate, materially adverse to ACE) and the absence of notes thereto.

          (b) Dispute as to Equity Amount Balance Sheet. If the Parties cannot agree that the Equity Amount Balance Sheet has been prepared in accordance with the requirements of Section 1.4(a), then the Parent Corporation and Acquiring Corporation, on the one hand, or the Selling Corporations and Shareholders, on the other hand, shall have, as such Parties' sole and exclusive remedy, the right to terminate this Agreement as a result of the non-fulfillment of such condition in accordance with Section 8.

          (c) Equity Amount. If the Parties agree that the Equity Amount Balance Sheet has been prepared in accordance with the requirements of Section 1.4(a), then:

               (1) in the event that the equity of ACE reflected in the Equity Amount Balance Sheet shall be less than $1,540,000 as of the date thereof, then the Parent Corporation and Acquiring Corporation, on the one hand, or the Selling Corporations and Shareholders, on the other hand, shall have, as such Parties' sole and exclusive remedy, the right to terminate this Agreement as a result of the non-fulfillment of such condition in accordance with Section 8. If this Agreement is not terminated and the Closing occurs, none of the Selling Corporations and Shareholders shall be liable hereunder for any portion of any deficiency in the amount of such equity, notwithstanding any other provision of this Agreement to the contrary, including Section 7; or

               (2) in the event that the equity of ACE reflected in the Equity Amount Balance Sheet shall be greater than $1,740,000 as of the date thereof, the Selling Corporations shall be entitled to such surplus in the amount of such equity (the "Surplus Equity Amount"), with the Parent Corporation and the Acquiring Corporation being jointly and severally obligated to pay each Selling Corporation one-fourth (1/4) of the Surplus Equity Amount in immediately available funds on the Closing Date in the bank account designated by written notice delivered by such Selling Corporation to the Acquiring Corporation not less than two business days prior to the Closing Date.

2.   Representations and Warranties.

     2.1 General Statement. The Parties make the representations and warranties to each other which are set forth in this Section 2. All such representations and warranties and all representations and warranties set forth elsewhere in this Agreement and in any financial statement, exhibit, schedule, document, instrument, certificate or other items as may be delivered by one Party to any other Party or Parties pursuant to this Agreement (the "Related Documents") shall survive the Closing (and none shall merge into any instrument of conveyance) as provided in Section 7.12, regardless of any investigation or lack of investigation by any Party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Representations and warranties of the Parties are made as of the Execution Date. All representations and warranties of the Selling Corporations and the Shareholders are made subject to the exceptions noted in the schedule delivered by the Selling Corporations and the Shareholders to the Parent Corporation and the Acquiring Corporation concurrently with the execution and delivery of this Agreement and identified as the "Disclosure Schedule". Each exception noted in the Disclosure Schedule and all information otherwise provided in the Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement to which such exception refers.

     2.2 Representations and Warranties of the Parent Corporation and the Acquiring Corporation. The Parent Corporation and the Acquiring Corporation represent and warrant to each of the Selling Corporations and Shareholders as follows:

          (a) The Parent Corporation and the Acquiring Corporation (i) are corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation, (ii) have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, and (iii) have qualified as foreign entities and are in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of their respective assets or properties or conduct of their respective businesses require such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a material adverse effect.

          (b) The Parent Corporation and the Acquiring Corporation have full corporate power and corporate authority to enter into and perform this Agreement and any of the Related Documents to which the Parent Corporation or the Acquiring Corporation is a party. The execution and delivery by the Parent Corporation and the Acquiring Corporation of this Agreement and any of the Related Documents to which the Parent Corporation or the Acquiring Corporation is a party and the performance by the Parent Corporation and the Acquiring Corporation of their respective obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action. This Agreement has been, and any such Related Documents to which the Parent Corporation or the Acquiring Corporation is a party will be at Closing, duly executed and delivered by a duly authorized officer of the Parent Corporation and the Acquiring Corporation, as applicable, and this Agreement constitutes, and upon execution and delivery thereof at Closing each such Related Document to which the Parent Corporation or the Acquiring Corporation is a party will constitute, a legal, valid and binding obligation of the Parent Corporation or the Acquiring Corporation, as applicable, enforceable against the Parent Corporation or the Acquiring Corporation, as applicable, in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities Laws, and (iii) for limitations imposed by general principles of equity.

          (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for or in connection with the execution and delivery by the Parent Corporation or the Acquiring Corporation of this Agreement or the consummation by the Parent Corporation or the Acquiring Corporation of the transactions contemplated by this Agreement.

          (d) Neither the execution, delivery or performance of this Agreement by the Parent Corporation or the Acquiring Corporation, nor the consummation by the Parent Corporation or the Acquiring Corporation of the transactions contemplated by this Agreement, will (i) conflict with or result in a termination (or right of termination) or breach of, or constitute a default under, any of the terms, conditions or provisions of (x) its Articles of Incorporation or Certificate of Formation, as the case may be, or Bylaws, or (y) any oral or written contract or agreement to which the Acquiring Corporation is a party; (ii) constitute or result in a termination (or right of termination), breach or acceleration of, or constitute a default under, any obligation, lien, pledge, claim, charge, encumbrance, or security interest of any nature whatsoever (a "Claim") on the assets of the Acquiring Corporation, or (iii) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any statute, law, ordinance, rule, regulation, policy or administrative ruling or any governmental permit, franchise or license or any injunction, judgment, order, writ, or consent or similar decree or agreement, whether federal, state, local or foreign (any of the foregoing being individually referred to herein as a "Law" and collectively referred to herein as "Laws") applicable to the Parent Corporation and the Acquiring Corporation, except such violations as would not result in a material adverse effect to the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), Liabilities or prospects of the Parent Corporation or the Acquiring Corporation and would not have a material adverse effect on the ability of the Parent Corporation or the Acquiring Corporation to consummate the transactions contemplated hereby.

          (e) The reports and statements (the "SEC Reports") filed by the Parent Corporation with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 Act, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"), do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (f) The Parent Corporation maintains "disclosure controls and procedures" within the meaning of Rule 13a-15(e) promulgated pursuant to the 1934 Act adequate to ensure that information required to be disclosed by the Parent Corporation in the SEC Reports is recorded, processed, summarized and reported within the time period specified in the SEC's rules and forms such that
(i) each SEC Report fully complies with the requirements of section 13(a) or 15(d) of the 1934 Act and (ii) information contained in each SEC Report fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Parent Corporation as of and for the periods presented in such SEC Report.

          (g) Except as disclosed in the SEC Reports, there are no transactions, arrangements or contracts between the Parent Corporation and its Affiliates, on the one hand, and its Affiliates (other than its wholly-owned subsidiaries) or other persons or entities, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.

          (h) Neither the Parent Corporation nor any of its Affiliates has engaged or contracted with any other person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from any Party for arranging the transactions contemplated by this Agreement or introducing the Parties to each other.

          (i) The Acquiring Corporation is acquiring the Membership Interests for investment purposes and not with a view towards distribution. The Acquiring Corporation acknowledges that the Membership Interests have not been registered under the 1933 Act or under any state securities Laws and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless registered under the 1933 Act and applicable state securities Laws or unless an exemption from registration is available and, as a result, the Acquiring Corporation must bear the risk of an investment in Membership Interests for a period of time. The Acquiring Corporation has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of acquiring the Membership Interests; (ii) independently evaluated the risks and merits of acquiring the Membership Interests and has independently determined that the Membership Interests are a suitable investment for it; (iii) made an investigation of ACE and has had made available to it all information with respect to ACE that it needs to make an informed decision to execute this Agreement, (iv) has had to its satisfaction the opportunity to examine the books and records of ACE, to ask questions of the management of ACE and to judge the profitability of ACE, and
(v) has sufficient financial resources to bear the loss of its entire investment in the Membership Interests.

          (j) No representation or warranty by the Parent Corporation or the Acquiring Corporation contained in this Agreement or in any Related Document required to be delivered by the Parent Corporation or the Acquiring Corporation at Closing to any of the Selling Corporations and Shareholders pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or to the Knowledge of the Parent Corporation or the Acquiring Corporation, omits or will omit to state a material fact necessary to make the statements contained herein or therein not false or misleading. The Parent Corporation and the Acquiring Corporation have disclosed to the Selling Corporations and the Shareholders, in writing, all events, circumstances, facts and occurrences of which the Parent Corporation or the Acquiring Corporation are currently aware that now, or after the passage of time or giving of notice or both, are reasonably likely to constitute or result in a breach of any representation, warranty, covenant or agreement of the Parent Corporation or the Acquiring Corporation in this Agreement, or could have the effect of making any representation or warranty of the Parent Corporation or the Acquiring Corporation in this Agreement untrue or incorrect in any respect.

     2.3 Representations and Warranties of Selling Corporations and Shareholders as to Matters Involving ACE. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.3 of the Disclosure Schedule:

          (a) ACE is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Alabama. ACE (i) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (ii) has qualified as a foreign entity and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a material adverse effect. All jurisdictions in which ACE is qualified as a foreign entity are set forth in
Section 2.3(a) of the Disclosure Schedule.

          (b) Each of the Selling Corporations owns 25% of the Membership Interests, free and clear of any Claim except transfer restrictions imposed by securities Laws and the Alabama Limited Liability Company Act. There are no preemptive or other outstanding rights, options, warrants, conversion rights, appreciation rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate ACE to issue or sell any membership interests in ACE or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire from ACE, any other securities of ACE and no securities or obligations of ACE evidencing such rights are authorized, issued or outstanding. ACE does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Selling Corporations on any matter.

          (c) Each of the Selling Corporations has full corporate power and corporate authority to enter into and perform this Agreement and any of the Related Documents to which such Selling Corporation is a party. The execution and delivery by each of the Selling Corporations of this Agreement and any of the Related Documents to which it is a party and the performance by it of its obligations hereunder or thereunder has been duly authorized and approved by all requisite corporate action. This Agreement has been, and any such Related Document to which each of the Selling Corporations is a party will be at Closing, duly executed and delivered by a duly authorized officer of such Selling Corporation, and this Agreement constitutes, and upon execution and delivery thereof at Closing each such Related Document to which such Selling Corporation is a party will constitute, a legal, valid and binding obligation of such Selling Corporation, enforceable against such Selling Corporation in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect,
(ii) as the availability of indemnification and other remedies may be limited by federal and state securities Laws, and (iii) for limitations imposed by general principles of equity.

          (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for or in connection with the execution and delivery by any of the Selling Corporations and Shareholders of this Agreement or the consummation by any of the Selling Corporations and Shareholders of the transactions contemplated by this Agreement.

          (e) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, will
(i) conflict with or result in a termination (or right of termination) or breach of, or constitute a default under, any of the terms, conditions or provisions of
(x) ACE's Articles of Organization or Operating Agreement, or (y) any oral or written contract or agreement to which ACE is a party, (ii) constitute or result in a termination (or right of termination), breach or acceleration of, or constitute a default under, any Claim on the assets of ACE, or (iii) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any Law applicable to ACE, except such violations as would not result in a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), Liabilities or prospects of ACE and would not have a material adverse effect on the ability of any of the Selling Corporations and Shareholders to consummate the transactions contemplated hereby.

          (f) ACE does not have any subsidiaries or own any direct or indirect interest in any other entity. Since December 31, 2007, ACE has not disposed of the capital stock, membership interest or assets of any ongoing business (or portion of an ongoing business), or (ii) purchased the business of another person or entity (whether by purchase of stock, assets, merger or otherwise).

     2.4 Representations and Warranties of Selling Corporations and Shareholders as to Financial Matters. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.4 of the Disclosure Schedule:

          (a) ACE's financial records are, and have been, maintained in ACE's usual, regular and ordinary manner, and all transactions to which ACE is or has been a party are reflected in ACE's financial records.

          (b) Section 2.4(b) of the Disclosure Schedule contains complete and accurate copies of the balance sheets and statements of income of ACE as of and for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 (collectively, the "Financial Statements"). Section 2.4(b) of the Disclosure Schedule also contains complete and accurate copies of the unaudited balance sheets and statements of income of ACE as of and for the three-month period ended March 31, 2008 and the six-month period ended June 30, 2008, (collectively, the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements were prepared, and the Equity Amount Balance Sheet upon the preparation and delivery thereof, shall have been prepared, in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein) and present fairly, in all material respects, the financial position and results of operation of ACE as of the dates thereof and for the periods that they cover, subject to normal recurring year-end adjustments (the effect of which is not, in the aggregate, materially adverse to ACE) and the absence of notes to the Financial Statements, the Interim Financial Statements and the Equity Amount Balance Sheet.

          (c) None of the trade receivables and notes receivable reflected in ACE's balance sheet as of December 31, 2007 or that arose subsequent to December 31, 2007 are or, to the Knowledge of each of the Selling Corporations and Shareholders, were subject to any counterclaim or set off. All of such trade receivables arose out of bona fide, arms-length transactions for the performance of services, and to the Knowledge of each of the Selling Corporations and Shareholders, all such trade receivables are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at their aggregate recorded amounts, less the amount of applicable reserves for doubtful accounts. To the Knowledge of each of the Selling Corporations and Shareholders, all of such notes receivables are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at their aggregate recorded amounts, less the amount of applicable reserves for doubtful accounts. All such reserves, allowances and discounts, were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by ACE in the ordinary course of its business. Since December 31, 2007, there has not been a material change in the aggregate amount of ACE's trade receivables or a material adverse change in the aging of its trade receivables.

          (d) ACE does not have any obligation or liability of any kind or nature whatsoever (whether direct or indirect, matured or unmatured, absolute, accrued, fixed, contingent or otherwise) (collectively, the "Liabilities") except for:

               (i) liabilities provided for or reserved against in ACE's Financial Statements or Interim Financial Statements;

               (ii) liabilities that have been incurred by ACE, subsequent to June 30, 2008, in the ordinary course of ACE's business and consistent with past practice;

               (iii) liabilities under the executory portion of any written purchase order, sales order, service agreement, lease, or other agreement or commitment of any kind by which ACE is bound and which was entered into in the ordinary course of ACE's business and consistent with past practice;

               (iv) liabilities under the executory portion of Permits, Environmental Permits, licenses and governmental directives and agreements issued to, or entered into by, ACE in the ordinary course of business; and

               (v) liabilities which would not be required to be presented in financial statements prepared in accordance with the comprehensive basis of accounting used by ACE in the preparation of the Financial Statements or the Interim Financial Statements.

Except as set forth in Section 2.4(d) of the Disclosure Schedule, none of the Liabilities described in this Section 2.4(d) relate to or have arisen out of a breach of contract, breach of warranty, tort or infringement by or against ACE or any claim or lawsuit involving ACE. Section 2.4(d) of the Disclosure Schedule contains a list of all of the long-term Liabilities of ACE and a list of all Liabilities of ACE in excess of $10,000 individually and $25,000 in the aggregate as of June 30, 2008.

          (e) A true and complete list of ACE's assets is set forth on Section 2.4(e) of the Disclosure Schedule. ACE has good and marketable title to its assets, free and clear of any Claim except for the following liens ("Permitted Liens"): (i) statutory liens for Taxes not yet due and payable, with respect to all taxes and assessments other than ad valorem taxes, or due but not yet delinquent, with respect to ad valorem taxes, (ii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and
(iii) those liens affecting ACE that are specifically listed on Section 2.4(e) of the Disclosure Schedule. No security agreement, financing statement or other instrument encumbering any of ACE's assets has been granted, recorded, filed, executed or delivered.

          (f) Section 2.4(f) of the Disclosure Schedule contains a true and correct list and description (including coverages, deductibles and expiration dates) of all insurance policies which are owned by ACE or which name ACE as an insured (or loss payee), including those which pertain to assets, employees or operations of ACE. All insurance policies are in full force and effect and ACE has not received notice of cancellation of any such insurance policies. In the three-year period ending on the Execution Date, ACE has not received any written notice from, or on behalf of, any insurance carrier relating to or involving an increase in insurance rates (except to the extent that insurance risks may be increased for all similarly situated risks) or non-renewal of a policy, or requiring or suggesting material alteration of any of the assets of ACE, purchase of additional Equipment, or material modification of any of the methods by which ACE does business.

          (g) Section 2.4(g) of the Disclosure Schedule contains a list showing:

               (i) the name of each bank, safe deposit company or other financial institution in which ACE has an account, lock box or safe deposit box;

               (ii) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from ACE; and

               (iii) all instruments or agreements to which ACE is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

          (h) Section 2.4(h) of the Disclosure Schedule describes each:

               (i) business relationship (excluding employee compensation and other ordinary incidents of employment), if any, existing on the Execution Date between ACE and (x) any present or former officer, member or Affiliate thereof,
(y) any present or former spouse or known ancestor or descendant of any of such persons, or (z) any trust or other similar entity for the benefit of any of such persons (any such person, entity and trust encompassed by this Section 2.4(h)(i) is individually referred to herein as a "Related Party" and all such persons, entities and trusts encompassed by this Section 2.4(h)(i) are collectively referred to herein as the "Related Parties");

               (ii) transaction occurring since January 1, 2006 between ACE and any Related Party; and

               (iii) amount owing to or from any of the Related Parties by or to ACE as of the Execution Date. No property or interest in any property (including designs and drawings concerning provision of services) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of ACE , is presently owned by or leased or licensed by or to any Related Party. Neither the Shareholders nor any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with ACE's business.

          (i) (i) As used in this Agreement, the following terms shall have the following meanings:

                    (A) "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the Taxes;

                    (B) "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and "Return" means any one of the foregoing Returns; and

                    (C) "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code shall include any amendments or any substitute or successor provisions. "Treasury Regulations" mean the regulations issued by the United States Treasury Department and promulgated under the Code.

               (ii) All Returns required to be filed by ACE have been properly completed and filed on a timely basis. As of the time of filing, the Returns of ACE correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of ACE or any other information required to be shown thereon. Any extension of time within which to file any Return of ACE that was not filed when first due has been granted.

               (iii) With respect to all amounts in respect of Taxes imposed upon any of the Selling Corporations and Shareholders or for which any of the Selling Corporations and Shareholders is or could be liable which are attributable to ACE's income, whether to taxing authorities or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ended on or before the Closing Date, all applicable Tax Laws and agreements have been fully complied with, and all amounts required to be paid by such Selling Corporation or such Shareholder to taxing authorities or others on or before the Closing Date have been paid.

               (iv) No taxing authority has raised any issue in respect of any of the Returns filed by ACE which is currently pending before such taxing authority, and none of the Selling Corporations and the Shareholders have received notice from any taxing authority of an audit of any such Return or request to examine any of the books and records of ACE. No waivers of statutes of limitation with respect to any such Return has been given by or requested from ACE. Section 2.4(i)(iv) of the Disclosure Schedule sets forth such taxable years for which examinations of the Returns filed by ACE have been completed by a taxing authority, those years for which examinations of the Returns filed by ACE are presently being conducted by a taxing authority, those years for which examinations of the Returns filed by ACE have not been initiated but a request has been made by a taxing authority to examine such years, and those years for which required Returns have not yet been filed by ACE. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a Liability in the Financial Statements and the Interim Financial Statements, as appropriate, or are being contested, and an adequate reserve therefor has been established and is fully reflected as a Liability in the Financial Statements and the Interim Financial Statements, as appropriate.

               (v) ACE is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

               (vi) All material elections with respect to Taxes affecting ACE are set forth in Section 2.4(i)(vi) of the Disclosure Schedule.

               (vii) ACE has not agreed to make, nor is ACE required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (viii) ACE is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

               (ix) ACE has not disclosed on its Returns any positions that could reasonably give rise to a substantial understatement of Tax within the meaning of section 6662 of the Code (or any corresponding provision of Tax Law).

               (x) None of the assets of ACE are property that ACE is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code.

               (xi) ACE has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     2.5 Representations and Warranties of Selling Corporations and Shareholders as to Conduct of Business. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.5 of the Disclosure Schedule:

          (a) Subject to this Agreement and the transactions contemplated hereby, since December 31, 2007:

               (i) ACE has not amended its Articles of Organization or Operating Agreement;

               (ii) ACE has not issued or made any change in the Membership Interests; issued, redeemed or purchased any of the Membership Interests; issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the Membership Interests; granted any appreciation or similar rights; or paid, declared, accrued or set aside any distributions, whether in cash, property or otherwise, in respect of the Membership Interests except as set forth in Section 2.5(a)(ii) of the Disclosure Schedule;

               (iii) ACE has not made any payment or distributions to its employees or officers except for amounts that constitute currently effective compensation for services rendered or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

               (iv) ACE has not hired any new employee who has, or terminated the employment of any employee who had, an annual salary in excess of $120,000;

               (v) ACE has not adopted or amended any Plan, Welfare Plan or Employee Benefit Plan;

               (vi) ACE has not entered into any employment agreement with, modified any existing employment agreement, or increased or modified the compensation payable to any employee, except for raises and bonuses that are planned as of the Execution Date and are consistent with past practice;

               (vii) ACE has not prepaid any of its material obligations or discharged any liability except in the ordinary course of business, consistent with past practice;

               (viii) ACE has not incurred, assumed or guaranteed any material long-term or short-term indebtedness, including issuance of any debt securities;

               (ix) ACE has not, directly or indirectly, entered into or assumed any material contract, agreement, obligation, lease, license or commitment other than in the usual and ordinary course of business in accordance with past practice; or paid or incurred any material management or consulting expenses;

               (x) ACE has not modified, amended, terminated or given notice of termination with respect to any existing material agreement to which it is a party or released or waived any of its material rights whether under any existing agreement or arising out of the conduct of its business;

               (xi) ACE has not failed to perform all of its material obligations under any agreement or understanding to which it is a party or by which it is bound;

               (xii) ACE has not incurred or committed to incur any capital expenditures not set forth in Section 2.5(a)(xii) of the Disclosure Schedule in excess of $100,000 in the aggregate;

               (xiii) ACE has not sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its assets or property, except for cash applied in the payment of its liabilities in the usual and ordinary course of business in accordance with past practice;

               (xiv) ACE has not written off any material asset as unusable or obsolete or for any reason except such asset becoming fully depreciated;

               (xv) ACE has not entered into any transaction (including the purchase, sale, lease or exchange of any property or rendering of services), directly or indirectly, with, or made any payment to, or incurred any liability to, any Related Party;

               (xvi) ACE has not made any election with respect to Taxes;

               (xvii) ACE has not made any change in accounting methods or principles;

               (xviii) ACE has not experienced any casualty, damage, destruction or loss, or interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, terrorism, natural disaster, strike or other hazard;

               (xix) ACE has not failed to maintain any insurance policy required to be listed in Section 2.4(f) of the Disclosure Schedule in full force and effect, or, if any such policy expired, failed to use its reasonable best efforts to renew or replace the same prior to the expiration thereof with a policy from a reputable insurance carrier with a "Best's Rating" equal to or better than that of the existing carrier, containing insurance coverage in the same or greater amount than the existing policy in substantially the same form and substance as the existing policy; or

               (xx) ACE has not entered into any transaction except in the ordinary course of its business or made or experienced any material change in the conduct or nature of any aspect of its business, whether or not made in the ordinary course of business, and whether or not the change has a material adverse effect on it.

          (b) Since December 31, 2007, ACE has not had any material adverse change in the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), Liabilities or prospects of ACE, including any material adverse change in, or loss of, any relationship between ACE and any of its key employees.

          (c) None of the Selling Corporations and Shareholders have any Knowledge that a Significant Customer intends to terminate its business relationship with ACE or to limit or alter its business relationship with ACE in any material respect. None of the Selling Corporations and Shareholders have any Knowledge that a Significant Supplier intends to terminate its business relationship with ACE or to limit or alter its business relationship with ACE in any material respect. "Significant Customer" means any of the ten largest customers of ACE, measured in terms of revenue recognized or backlog for the fiscal year ended December 31, 2007. "Significant Supplier" means any supplier of ACE from whom ACE has purchased for use in its business $100,000 or more of services during the fiscal year ended December 31, 2007.

     2.6 Representations and Warranties of Selling Corporations and Shareholders as to Contracts. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.6 of the Disclosure Schedule:

          (a) Subject to this Agreement and the transactions contemplated hereby, ACE is not a party to, bound by, or a beneficiary of, any material undischarged written or oral:

               (i) agreement for, or relating to, the employment, or the restriction of the employment, of any of its employees;

               (ii) consulting agreement;

               (iii) agreement for the payment of severance by it to any of its employees;

               (iv) plan or contract or arrangement providing for bonuses, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering its employees;

               (v) single agreement or order, or series of related agreements or orders, for the purchase by it of Equipment or other assets having a price in excess of $100,000;

               (vi) agreement for the sale by it of any Equipment or other assets;

               (vii) agreement restricting in any manner its right to compete with any other person or entity, its right to sell to or purchase from any other person or entity, the right of any other person or entity to compete with it or its ability to employ any employees of any other person or entity;

               (viii) non-disclosure or confidentiality agreement;

               (ix) agency or representation agreement that cannot be canceled by it without payment or penalty upon notice of 30 days or less;

               (x) service agreement affecting any of its assets where the annual service charge to it is more than $100,000 or has an unexpired term as of the Execution Date of more than 30 days unless entered into in the ordinary course of business;

               (xi) agreement or order for the performance of services by it which could not be performed within the time limits or on the other terms in the agreement or order, or, when actually performed, would result in an obligation (contractual or otherwise) to pay damages or penalties;

               (xii) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

               (xiii) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit;

               (xiv) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $25,000 and has an unexpired term as of the Execution Date in excess of 30 days;

               (xv) agreement for the purchase, sale or removal (as the case may be) by or on behalf of it of electricity, gas, water, telephone, coal, sewage, or other utility service;

               (xvi) governmental order or directive;

               (xvii) agreement for the treatment or disposal of Hazardous Materials;

               (xviii) industrial security clearance;

               (xix) partnership or joint venture agreement; or

               (xx) agreement or arrangement not specifically enumerated in this
Section 2.6(a), concerning or which provides for the receipt or expenditure of more than $100,000, except agreements for rendering services entered into by it in the ordinary course of business.

All agreements referred to in this Section 2.6(a), and all other material agreements to which ACE is a party or by which it is bound, are in full force and binding upon the parties thereto. ACE nor any other party to any such agreement is in default and, to the Knowledge of each of the Selling Corporations and Shareholders, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by ACE or such other party. ACE has not released or waived any of its rights under those agreements.

ACE is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral agreement under the terms of which performance by ACE, according to the terms of this Agreement, will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by ACE, according to the terms of this Agreement, may be prohibited, prevented or delayed.

          (b) The Selling Corporation and Shareholders have provided the Parent Corporation and the Acquiring Corporation a true and correct copy of every license, permit, registration, governmental approval and consent applied for, pending by, issued or given to ACE and every agreement with governmental authorities (federal, state, local or foreign) entered into by ACE which is in effect or has been applied for or is pending (collectively, the "Permits"), exclusive of Environmental Permits, and each of such Permits is listed in
Section 2.6(b) of the Disclosure Schedule. The Permits constitute all licenses, permits, registrations, approvals, agreements and consents (other than Environmental Permits) which are required in order for ACE to conduct its business as presently conducted except where the failure to obtain a Permit, would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), Liabilities or prospects of ACE.

          (c) ACE is not subject to any legal obligation to renegotiate, or to the Knowledge of each of the Selling Corporations and Shareholders, any claim for a legal right to renegotiate, any contract, loan, agreement, lease, sublease or instrument to which ACE is now or has been a party.

          (d) ACE does not have any unsatisfied community or charitable pledges, contributions or commitments.

          (e) ACE is not subject to any liability, or claim therefor, for or with respect to price adjustment under any contract with the U.S. government or any other governmental entity or agency thereof, including any liability for defective pricing.

     2.7 Representations and Warranties of Selling Corporations and Shareholders as to Employees. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.7 of the Disclosure Schedule:

          (a) (i) Neither ACE nor any affiliate of ACE as determined under Code sections 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers or contributes to, nor do the employees of ACE or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

                    (A) any employee pension benefit plan ("Plan") (as defined in section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), including any multiemployer plan as defined in section 3(37) of ERISA ("Multiemployer Plan"));

                    (B) any employee welfare benefit plan (as defined in section 3(l) of ERISA) ("Welfare Plan"); or

                    (C) any bonus, deferred compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan"); other than those Plans, Welfare Plans and

Employer Benefit Plans described in Section 2.7(a) of the Disclosure Schedule. Except as required by section 4980B of the Code, neither ACE nor any ERISA Affiliate has promised any former employee or other person not employed by ACE or any ERISA Affiliate medical or other benefit coverage and neither ACE nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to former employees, their spouses or dependents or any other person not employed by ACE or any ERISA Affiliate.

               (ii) All Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including the requirements of Code section 401(a) to the extent any Plan is intended to conform to that section), other Laws (including state insurance Law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither ACE nor any ERISA Affiliate has any notice or Knowledge of any violation of any of the foregoing by any Plan, Welfare Plan, or Employee Benefit Plan. Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of section 162(k) of the Code as in effect for years beginning prior to 1989, section 4980B of the Code for years beginning after 1988, and Part 6 of Subtitle B of Title I of ERISA. A favorable determination as to the qualification under the Code of the prototype of each of the Plans offered by the trustee thereof and each amendment thereto for which a determination is required has been made by the Internal Revenue Service ("IRS"), each trust funding the Plans is and has been tax-exempt and each Plan and related trust agreement remain qualified under the Code.

               (iii) Neither any Plan or Welfare Plan fiduciary nor any Plan or Welfare Plan has engaged in any transaction in violation of section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) and there has been no "reportable event" (as defined in section 4043(b) of ERISA) with respect to any Plan. No amendment to any Plan has been adopted for which security is required under section 401(a)(29) of the Code. Neither ACE nor any ERISA Affiliate has incurred or caused to exist any "accumulated funding deficiency" (as defined in section 302 of ERISA) whether or not waived by the IRS, involving any Plan subject to section 412 of the Code or Part 3 of Title I
(B) of ERISA. Neither ACE nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Plan, Welfare Plan or Employee Benefit Plan, or collective bargaining agreement or ERISA or any other applicable Law. No withdrawals have occurred so as to cause any Plan to become subject to the provisions of section 4063 of ERISA, nor has ACE or any ERISA Affiliate ceased making contributions to any Employee Benefit Plan subject to section 4064(a) of ERISA to which ACE or any ERISA Affiliate made contributions during the six years prior to the Execution Date. Full payment has been made of all amounts which ACE or any ERISA Affiliate is required or committed to pay to the Plans as of December 31, 2007.

               (iv) True and complete copies of each Plan, Welfare Plan and Employee Benefit Plan, and related trust agreements, annuity contracts, determination letters, summary plan descriptions, all communications to employees in the possession of ACE regarding any Plan, Welfare Plan, or Employee Benefit Plan, annual reports on Form 5500 and actuarial reports for the most recent five Plan years, and each plan, agreement, instrument and commitment referred to in this Agreement, have been furnished to the Parent Corporation and the Acquiring Corporation by the Selling Corporations and Shareholders and are listed in Section 2.7(a)(iv) of the Disclosure Schedule; each Plan, Welfare Plan and Employee Benefit Plan, and related trust agreements, annuity contracts, determination letters, and summary plan descriptions are legally valid, binding, in full force and effect, and there are no defaults thereunder; and none of the rights of ACE thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement. The annual reports on Form 5500 and actuarial statements furnished to the Parent Corporation and the Acquiring Corporation fully and accurately set forth the financial and actuarial condition of each Plan and each trust funding any Welfare Plan. With respect to each Plan, Welfare Plan and Employee Benefit Plan, Section 2.7(a)(iv) of the Disclosure Schedule sets forth the name and address of the administrator and trustees and the policy number and insurer under all insurance policies.

               (v) The aggregate present value of all accrued benefits pursuant to each Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and including the maximum value of all subsidized benefits, and earnings, mortality and other actuarial assumptions set forth in the 2006 actuarial report for the Plan, does not exceed the current fair market value of the Plan's assets.

               (vi) Neither ACE nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Plan which is subject to Title IV of ERISA. There is currently no active filing by ACE or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by ACE or any ERISA Affiliate.

               (vii) There are no pending or threatened claims by or on behalf of any of the Plans, Welfare Plans, or Employee Benefit Plans by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits).

               (viii) With respect to each Plan which is a Multiemployer Plan covering employees of ACE or any ERISA Affiliate: (A) neither ACE nor any ERISA Affiliate would incur any withdrawal liability (as defined in section 3(37) of ERISA) on a complete withdrawal from each such Plan as of the Execution Date, under applicable Laws and conditions of each such Plan and the applicable provisions of Law without regard to any limitation, reduction or adjustment of liability under Title IV of ERISA or any Plan provision based on Title IV of ERISA; (B) neither ACE nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA; (C) no event has occurred which presents a material risk of a "partial withdrawal" under section 4205(a)(1) of ERISA; (D) neither ACE nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA; and (E) no such Plan is in reorganization as defined in section 4241 of ERISA and no circumstances exist which present a material risk of any such Plan's going into reorganization.

          (b) With respect to ACE's employees:

               (i) ACE is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, occupational safety and health, and unfair labor practices;

               (ii) ACE has not experienced any material work stoppage in the last 18 months;

               (iii) ACE is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees;

               (iv) upon termination of the employment of any of ACE's employees, ACE will not be liable to any of its employees for severance pay;

               (v) the employment of ACE's employees is terminable at will without cost to ACE except for payments required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee of ACE has any right to be rehired by ACE prior to ACE's hiring a person not previously employed by ACE; and

               (vi) Section 2.7(b)(vi) of the Disclosure Schedule contains a true and complete list of all salaried executive and management level employees who are employed by ACE as of January 1, 2008, and the list correctly reflects their respective salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions. ACE does not owe any of its past or present employees any sum in excess of $2,000 individually and $25,000 in the aggregate other than for accrued wages or salaries for the current payroll period, client reimbursable expenses, reasonable ordinary and necessary out-of-pocket business expenses, and amounts payable under Plans, Welfare Plans or Employee Benefit Plans. No employee of ACE owes any sum to ACE in excess of $1,000, and all employees of ACE together do not owe ACE in excess of $10,000.

(c) None of the Selling Corporations and Shareholders have any Knowledge that a Significant Employee has terminated or intends to terminate his employment with ACE. "Significant Employee" means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer, the General Counsel or any other executive officer of ACE.

     2.8 Representations and Warranties of Selling Corporations and Shareholders as to Litigation and Claims. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.8 of the Disclosure Schedule:

          (a) There is no litigation or proceeding and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Knowledge of each of the Selling Corporations and Shareholders, threatened against ACE or any of ACE's officers or Affiliates.

          (b) To the Knowledge of each of the Selling Corporations and Shareholders, there are no facts which, if known by a potential claimant or governmental authority, could reasonably be expected to give rise to a claim or proceeding that, if asserted or conducted with results unfavorable to ACE, would have a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), Liabilities or prospects of ACE, or the consummation of the transactions contemplated by this Agreement.

          (c) ACE has not made any oral or written warranties with respect to the quality of services it has performed which are in force as of the Execution Date. There are no material claims pending or anticipated against ACE with respect to the quality of the services provided by ACE. Section 2.8(c) of the Disclosure Schedule summarizes in all material respects warranties that ACE has given with respect to all services. Such summary includes a description of all alleged and actual improperly performed services during the period beginning January 1, 2004 and ending on the Execution Date. None of the Selling Corporations and Shareholders have any Knowledge or reason to believe that the percentage of services performed by ACE for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of services that ACE has performed for which warranty adjustments have been required in the past. ACE has not paid or been required to pay direct, incidental, or consequential damages to any person in connection with any of its services at any time during the four-year period preceding the Execution Date.

          (d) ACE is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of ACE.

          (e) ACE is not in violation of, or delinquent in respect to, any Law or agreement with, or any Permit from, any federal, state or local governmental authority to which the property, assets, personnel or business activities of ACE is subject, including Laws, relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination.

     2.9 Representations and Warranties of Selling Corporations and Shareholders as to Environmental Matters. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.9 of the Disclosure Schedule:

          (a) ACE and its assets and business are in compliance with all Environmental Laws and Environmental Permits. A list of all notices, citations, inquiries or complaints which ACE has received in the past three years with respect to any alleged violation of any Environmental Law or Environmental Permit is contained in Section 2.9(a) of the Disclosure Schedule, and all violations alleged in said notices have been corrected. ACE possesses all Environmental Permits which are required for the operation of its business, and is in compliance with the provisions of all such Environmental Permits. A list of all Environmental Permits issued to ACE is contained in Section 2.9(a) of the Disclosure Schedule.

          (b) There has been no storage, treatment, generation, transportation or Release of any Hazardous Materials by ACE or its predecessors in interest, or to the Knowledge of each of the Selling Corporations and Shareholders, by any other person or entity for which ACE is or may be held responsible, in violation of, or which could give rise to any obligation under, Environmental Laws.

          (c) For the purposes of this Agreement:

               (i) "Environmental Laws" means all Laws, including the common law, which pertain to environmental matters or contamination of any type whatsoever, whether promulgated by the United States government, or any agency or other governmental entity of any nature whatsoever in the United States.

               (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

               (iii) "Hazardous Materials" means pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, mold, asbestos, chemicals or materials within the meaning of any of the Environmental Laws, including any (i) "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et. seq., as amended and reauthorized ("CERCLA"), and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6902, et. seq., as amended and reauthorized.

               (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including any which is subject to CERCLA.

     2.10 Representations and Warranties of Selling Corporations and Shareholders as to Real Estate. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.10 of the Disclosure
Schedule:

          (a) ACE does not own any real estate.

          (b) ACE does not lease any real estate other than the premises identified in Section 2.10(b) of the Disclosure Schedule (the "Leased Premises"). The Leased Premises are leased to ACE pursuant to a written lease, a true and correct copy of which has been provided to the Parent Corporation and the Acquiring Corporation. Neither the improvements comprising the Leased Premises, nor the business conducted by ACE thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building Laws or public utility or other easements. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises. ACE is not in default under any agreement relating to the Leased Premises nor, to the Knowledge of each of the Selling Corporations and Shareholders, is any other party thereto in default thereunder. All options in favor of ACE to purchase any of the Leased Premises, if any, are in full force and effect.

          (c) There are no condemnation proceedings pending or, to the Knowledge of each of the Selling Corporations and Shareholders, threatened with respect to any portion of the Leased Premises.

          (d) To the Knowledge of each of the Selling Corporations and Shareholders, there is no Tax assessment (in addition to the normal, annual ad valorem tax assessment) pending or threatened with respect to any portion of the Leased Premises to the extent ACE is liable for payment therefor.

          (e) The buildings and other facilities located on the Leased Premises are free of any patent structural or engineering defects and, to the Knowledge of each of the Selling Corporations and Shareholders, any latent structural or engineering defects.

     2.11 Representations and Warranties of Selling Corporations and Shareholders as to Other Assets. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.11 of the Disclosure
Schedule:

          (a) The furniture, fixtures and other tangible personal property owned or leased by ACE and used in its operations (collectively, the "Equipment") constitute all tangible personal property necessary in order for ACE to conduct its business as presently conducted and as has been conducted in the past. All material Equipment is in good operating condition and repair (ordinary wear and tear excepted). Section 2.11(a) of the Disclosure Schedule contains a complete list of all material Equipment owned and all material Equipment leased by ACE.

          (b) Section 2.11(b) of the Disclosure Schedule identifies all of the following which are used in the business of ACE and in which ACE claims any ownership rights: (i) all trademarks, service marks, slogans, trade names, trade dress and the like (collectively, with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights; (ii) all common law Trademarks; (iii) all proprietary formulations, manufacturing methods, know-how and trade secrets which are material to the business of ACE; (iv) all patents on, and pending applications to, patent any technology or design; (v) all registrations of, and applications to register, copyrights; and (vi) all licenses of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by ACE (collectively, the "Intellectual Property").

          (c) (i) ACE is the owner of or duly licensed to use its Trademarks and its associated goodwill and each copy of computer software in its possession;
(ii) each Trademark registration of ACE exists and has been maintained in good standing; (iii) each patent and pending application to patent included in the Intellectual Property of ACE exists, is owned by or licensed to ACE, and has been maintained in good standing; (iv) each copyright registration of ACE exists and is owned by ACE; (v) no other person or entity claims the right to use in connection with similar or closely related services and in the same geographic area, any trademarks, service marks, slogans, trade names, trade dress and the like that is identical or confusingly similar to any of the Trademarks of ACE;
(vi) none of the Selling Corporations and Shareholders have any Knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property of ACE; (vii) none of the Selling Corporations and Shareholders have any Knowledge of any claim or any reason to believe that the use by ACE of any Intellectual Property of ACE infringes any right of any third party; and (viii) none of the Selling Corporations and Shareholders have any Knowledge or any reason to believe that any third party is infringing any of the rights of ACE in any of the Intellectual Property of ACE.

     2.12 Representations and Warranties of Selling Corporations and Shareholders as to General Matters. Each of the Selling Corporations and Shareholders represent and warrant to the Parent Corporation and the Acquiring Corporation that, except as set forth in Section 2.12 of the Disclosure
Schedule:

          (a) Neither ACE nor any of its former and current officers, employees, agents and representatives has made, directly or indirectly, with respect to ACE or its business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of ACE, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, ACE has not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

          (b) None of the Selling Corporations and Shareholders have taken any actions which were calculated to dissuade, or will have the effect of dissuading, any present employee, representative or agent of ACE from continuing an association with ACE after the Closing.

          (c) No representation or warranty by any of Selling Corporations and Shareholders contained in this Agreement or in any Related Document required to be delivered by any of the Selling Corporations and Shareholders at Closing to the Parent Corporation or the Acquiring Corporation pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or to the Knowledge of any of Selling Corporations and Shareholders, omits or will omit to state a material fact necessary to make the statements contained herein or therein not false or misleading. The Selling Corporations and Shareholders have disclosed to the Parent Corporation and the Acquiring Corporation, in writing, all events, circumstances, facts and occurrences of which such Parties are currently aware that now, or after the passage of time or giving of notice or both, are reasonably likely to constitute or result in a breach of any representation, warranty, covenant or agreement of any of the Selling Corporations and Shareholders in this Agreement, or could have the effect of making any representation or warranty of any of the Selling Corporations and Shareholders in this Agreement untrue or incorrect in any respect.

          (d) The copies of all Related Documents furnished to the Parent Corporation and the Acquiring Corporation by any of the Selling Corporations and Shareholders in connection with this Agreement are complete and accurate. The Selling Corporations and Shareholders have delivered to the Parent Corporation and the Acquiring Corporation complete and accurate copies of all documents referred to in the Disclosure Schedule. The information contained in the Disclosure Schedule is complete and accurate.

          (e) None of the Selling Corporations and Shareholders have engaged or contracted with any other person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from any Party for arranging the transactions contemplated by this Agreement or introducing the Parties to each other.

     2.13 Individual Representations and Warranties of Shareholders. Each of the Shareholders represents and warrants to the Parent Corporation and the Acquiring Corporation that:

          (a) Each of the Shareholders has full power and authority to enter into and perform this Agreement and any of the Related Documents to which such Shareholder is a party.

          (b) This Agreement has been, and any Related Documents to which a Shareholder is a party will be at Closing, duly executed and delivered by such Shareholder, and this Agreement constitutes, and upon execution and delivery thereof at Closing each such Related Document to which a Shareholder is a party will constitute, a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities Laws and (iii) for limitations imposed by general principles of equity.

          (c) Each of the Shareholders has knowledge, skill and experience in financial, business and investment matters and is capable of evaluating the merits and risks of the Transaction and protecting his interest in connection with the Transaction. Each of the Shareholders has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of the Transaction.

3.   Conduct Prior to the Closing.

     3.1 Obligations of Selling Corporations and Shareholders. The following are the obligations of the Selling Corporations and Shareholders between the Execution Date and the Closing Date:

          (a) Each of the Selling Corporations and Shareholders shall, and shall cause ACE to, give to each of the officers, employees, agents, attorneys, consultants, accountants and lenders of the Acquiring Corporation reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of ACE and shall furnish to the Acquiring Corporation and any person or persons the Acquiring Corporation may designate to each of the Selling Corporations and Shareholders all information that the Acquiring Corporation or such person or persons may at any time reasonably request provided that no investigation pursuant to this Section 3.1(a) shall affect or be deemed to modify any representation or warranty made by any of the Selling Corporations and Shareholders hereunder; and provided further that the foregoing shall not require any of the Selling Corporations and Shareholders to permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of third parties or violate any Laws or any of ACE's contractual obligations with respect to confidentiality, a list of which contractual obligations is set forth on Section 3.1(a) of the Disclosure Schedule. All requests for information made pursuant to this Section 3.1(a) shall be directed to Bosarge or his designee.

          (b) Each of the Selling Corporations and Shareholders shall use its reasonable best efforts to, and shall cause ACE to, obtain all consents specified by the Acquiring Corporation to the consummation of the transactions contemplated by this Agreement under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, Permit or Environmental Permit, all of which are listed in Section 3.1(b) of the Disclosure Schedule.

          (c) Each of the Selling Corporations and Shareholders shall use its reasonable best efforts to cause ACE to preserve its business operations and the goodwill of its customers, suppliers and others having business relations with ACE and to retain the business organization of ACE intact, including keeping available the services of its present employees, representatives and agents, and to maintain all of its properties in good operating condition and repair, ordinary wear and tear excepted.

          (d) Each of the Selling Corporations and Shareholders shall use its reasonable best efforts to cause ACE to conduct its business in the usual and ordinary course consistent with prudent industry practice and to carry on all of its business operations (including the payment of trade payables and other obligations and the collection of accounts receivable) in accordance with past practices.

          (e) None of the Selling Corporations and Shareholders shall have taken, or shall have caused ACE to have taken, any of the actions set forth in
Section 2.5(a) unless otherwise disclosed on the Disclosure Schedule or approved in writing by the Acquiring Corporation, which approval shall not be unreasonably withheld, conditioned or delayed.

          (f) Each of the Selling Corporations and Shareholders shall limit disclosure of the transactions contemplated by this Agreement to any person only on a "need to know" basis, and shall fully advise each person that premature disclosure of this Agreement is prohibited by federal securities Laws, including Regulation FD promulgated under the 1934 Act. Each of the Selling Corporations and Shareholders shall also advise each person to whom disclosure is made of applicable Laws concerning "insider trading" under the 1934 Act and the rules and regulations promulgated thereunder, including the civil and criminal penalties for the violation of those Laws.

          (g) None of the Selling Corporations and Shareholders shall, or shall cause ACE to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any person or entity other than the Acquiring Corporation relating to any transaction involving the sale of the business or assets of ACE, or of any of the equity capital of ACE, or any merger, consolidation, business combination, or similar transaction involving ACE. If ACE is approached by any potential purchaser, each of the Selling Corporations and Shareholders shall immediately notify the Acquiring Corporation in writing, stating the name of the potential purchaser and all other relevant information concerning the communications between any of the Selling Corporations, the Shareholders, and ACE, on the one hand, and the potential purchaser, on the other hand. Each of the Selling Corporations and Shareholders shall take all action reasonably required by the Acquiring Corporation in order to be certain that the potential purchaser is fully aware of this Agreement and will not make any further overtures to any of them or ACE.

          (h) Nothing contained in this Agreement shall give the Parent Corporation or the Acquiring Corporation, directly or indirectly, rights to control or direct the operations of ACE prior to the Closing Date. Prior to the Closing Date, ACE shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     3.2 Obligations of Parent Corporation and Acquiring Corporation. Between the Execution Date and the Closing, the Parent Corporation and the Acquiring Corporation shall allow ACE to make cash distributions to the Selling Corporations in an amount sufficient to pay any and all federal and state income taxes attributable to income that passed through ACE to the Selling Corporations pursuant to the Code prior to the Closing Date, calculated on the assumption that such income is subject to tax at the rate of 38 percent.

     3.3 Joint Obligations. The following are the obligations of the Parties between the Execution Date and the Closing:

          (a) Each of the Parties shall cooperate with the other Parties and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transaction and the other transactions contemplated by this Agreement as promptly as reasonably practicable.

          (b) Each Party shall promptly give the other Parties written notice of the existence or occurrence of any condition which would make any representation or warranty contained in this Agreement untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

          (c) No Party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement or which would result in any of its representations or warranties being untrue in any material respect as if originally made on and as of the Closing Date.

          (d) No Party shall disclose to any third party (other than to its respective officers, directors, employees, agents, attorneys, consultants, accountants and lenders, and the officers, directors and employees of its respective Affiliates, having a need to know such information in connection with the transactions contemplated by this Agreement), or use for any purpose other than evaluating and carrying out the transactions contemplated by this Agreement, any Confidential Information regarding the Parties, which information was obtained from any of the Parties. For purposes of this Section 3.3(d), "Confidential Information" shall mean all information, whether oral or written, furnished to a Party by another Party, whether furnished before or after the date of this Agreement, including (a) all notes, analysis, or studies prepared by such other Party or its officers, directors, employees, agents, attorneys, consultants, accountants and lenders, and the officers, directors and employees of its Affiliates, incorporating such information, and (b) all information obtained by visiting the facilities of a Party, reviewing such Party's assets or discussing such Party (including information about such Party's business, operations, assets, financial condition and prospects) or the Transaction with such Party, or its officers, directors, employees, agents, attorneys, consultants, accountants and lenders, and the officers, directors and employees of its Affiliates, but shall not include any information (i) which was in the public domain or independently received from a third party with a right to disclose such information, (ii) which was previously known by the Party receiving such Confidential Information, or (iii) to the extent that disclosure is required by Law. Each Party shall advise any other affected Party of any request, including a subpoena or similar legal inquiry, to disclose any Confidential Information, so that the affected Party, at its own expense, can seek appropriate legal relief.

4.   Conditions to Closing.

     4.1 Conditions to Obligations of Selling Corporations and Shareholders. The obligation of each of the Selling Corporations and Shareholders to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the conditions in this Section 4.1 on or prior to the Closing Date unless each of the Selling Corporations and Shareholders waive any such condition, in whole or in part.

          (a) Each and every representation and warranty made by the Parent Corporation and the Acquiring Corporation shall have been true and correct in all material respects (provided that any representation or warranty made by the Parent Corporation or the Acquiring Corporation contained herein that is qualified by a materiality standard shall not be further qualified hereby) when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date, except for any representation expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated, and each of the Selling Corporations and Shareholders shall have received a certificate to such effect signed by the Parent Corporation and the Acquiring Corporation.

          (b) All obligations and agreements of the Parent Corporation and the Acquiring Corporation to be performed under this Agreement through and including on the Closing Date shall have been performed, and each of the Selling Corporations and Shareholders shall have received a certificate to such effect signed by the Parent Corporation and the Acquiring Corporation.

          (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the Transaction and the other transactions contemplated by this Agreement.

          (d) Since December 31, 2007, no material adverse change shall have occurred in the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), Liabilities or prospects of the Parent Corporation or the Acquiring Corporation.

          (e) All closing deliveries required by Section 5.2 shall have been made.

          (f) ACE shall have been converted to a Texas limited liability company and, in connection therewith, any and all of ACE's operating agreements shall have been terminated and be of no further force or effect, including that certain Amended and Restated Operating Agreement, dated as of December 31, 2003, by and among ACE and the Selling Corporations.

     4.2 Conditions to Obligations of Parent Corporation and Acquiring Corporation. The obligation of the Parent Corporation and the Acquiring Corporation to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the conditions in this Section 4.2 on or prior to the Closing Date unless the Parent Corporation and the Acquiring Corporation waive any such condition, in whole or in part.

          (a) Except as contemplated by Section 9.19, each and every representation and warranty made by each of the Selling Corporations and Shareholders shall have been true and correct in all material respects (provided that any representation or warranty made by such Selling Corporations and Shareholders contained herein that is qualified by a materiality standard shall not be further qualified hereby) when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date, except for any representation expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated, and the Parent Corporation and the Acquiring Corporation shall have received a certificate to such effect signed by each of the Selling Corporations and Shareholders.

          (b) All obligations and agreements of each of the Selling Corporations and Shareholders to be performed under this Agreement through and including on the Closing Date shall have been performed, and the Parent Corporation and the Acquiring Corporation shall have received a certificate to such effect signed by each of the Selling Corporations and Shareholders.

          (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the Transaction and the other transactions contemplated by this Agreement.

          (d) All of the consents listed in Section 3.1(b) of the Disclosure Schedule shall have been obtained or, to the extent the Permits and Environmental Permits held by ACE would terminate upon a change of control of ACE, the Parent Corporation and the Acquiring Corporation shall have obtained either licenses and permits for ACE on substantially the same terms as such Permits and Environmental Permits or binding commitments from the applicable governmental authorities to issue such licenses and permits to ACE following the Closing.

          (e) Since December 31, 2007, except as otherwise disclosed on the Disclosure Schedule and subject to this Agreement and the transactions contemplated hereby, no material adverse change shall have occurred in the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), Liabilities or prospects of ACE.

          (f) All amounts due and owing to and from ACE by or to any of its Related Parties (excluding employee compensation and other ordinary incidents of employment), which are listed on Section 4.2(f) of the Disclosure Schedule, shall have been paid in full.

          (g) All closing deliveries required by Section 5.3 shall have been made.

          (h) ACE shall have been converted to a Texas limited liability company and, in connection therewith, any and all of ACE's operating agreements shall have been terminated and be of no further force or effect, including that certain Amended and Restated Operating Agreement, dated as of December 31, 2003, by and among ACE and the Selling Corporations.

5.   Closing.

     5.1 Form of Documents. At the Closing, each of the Parties shall deliver the documents, and shall perform the acts, which are set forth in this Section
5. All documents that each of the Selling Corporations and Shareholders shall deliver shall be in form and substance reasonably satisfactory to the Parent Corporation and the Acquiring Corporation and their respective counsel. All documents that the Parent Corporation and the Acquiring Corporation shall deliver shall be in form and substance reasonably satisfactory to each of the Selling Corporations and Shareholders and their respective counsel.

     5.2 Deliveries of Parent Corporation and Acquiring Corporation. Subject to the fulfillment or written waiver of the conditions set forth in Section 4.2, the Parent Corporation and the Acquiring Corporation, as the case may be, shall execute and/or deliver to each of the Selling Corporations and Shareholders at the Closing all of the following:

          (a) The Consideration to be paid at Closing as provided in Section
1.2.

          (b) The Promissory Notes.

          (c) The Assignment whereby the Acquiring Corporation accepts delivery of the Membership Interests.

          (d) A Certificate of Existence in respect of the Acquiring Corporation issued by the Office of the Secretary of State of the State of Texas not earlier than 10 days prior to the Closing Date.

          (e) Certificates setting forth the incumbency of the Parent Corporation and the Acquiring Corporation and attaching the respective Articles of Incorporation or Certificate of Formation, as the case may be, and Bylaws and the respective corporate resolutions duly authorizing the execution and delivery by the Parent Corporation and the Acquiring Corporation of this Agreement and the Related Documents to which each of them is a party and the consummation of the transactions contemplated hereby and thereby.

          (f) The certificates described in Sections 4.1(a) and 4.1(b).

          (g) An employment agreement in substantially the form attached hereto as Exhibit B (the "Executive Employment Agreement"), by and between ACE and each Shareholder which shall be for a period of four years and shall contain an executive bonus of Thirty-Seven Thousand Five Hundred and No/100 Dollars ($37,500.00) to be paid in three equal payments of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) on December 31, 2008, December 31, 2009 and December 31, 2010 pursuant to the terms and conditions set forth in the Executive Employment Agreement.

          (h) Without limitation by the specific enumeration of the foregoing, all other documents reasonably required from the Parent Corporation or the Acquiring Corporation to consummate the transactions contemplated by this Agreement.

     5.3 Deliveries of Selling Corporations and Shareholders. Subject to the fulfillment or written waiver of the conditions set forth in Section 4.1, each of the Selling Corporations and Shareholders, as the case may be, shall execute and/or deliver, or cause ACE to execute and/or deliver, to the Parent Corporation and the Acquiring Corporation at the Closing all of the following:

          (a) An assignment assigning the Membership Interests, free and clear of all Claims in substantially the form attached hereto as Exhibit C (the "Assignment").

          (b) Certificates setting forth the incumbency of each of the Selling Corporations and attaching the Articles of Incorporation and Bylaws and the corporate resolutions duly authorizing the execution and delivery by such Selling Corporation of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

          (c) The certificates described in Sections 4.2(a) and 4.2(b).

          (d) An Executive Employment Agreement in respect of each Shareholder, executed and delivered by the applicable Shareholder.

          (e) The written resignations, effective as of the Closing Date, of such of the officers of ACE as are designated by the Parent Corporation or the Acquiring Corporation to resign.

          (f) Evidence reasonably acceptable to the Parent Corporation and the Acquiring Corporation that any and all loans from ACE to its officers have been repaid in full.

          (g) Physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to ACE, which are in the possession of any of the Selling Corporations and Shareholders.

          (h) All necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, Permit, Environmental Permit and license which are required as a result of a change of control of ACE, or alternate arrangements with respect thereto which are acceptable to the Parent Corporation and the Acquiring Corporation, and any other consents or approvals obtained pursuant to the provisions of this Agreement.

          (i) The minute books and ownership records of ACE.

          (j) UCC-1, federal and state tax lien, bankruptcy and seven year judgment searches with respect to ACE, for the State of Alabama and the counties of that state in which any portion of ACE's business is conducted, all prepared by search companies reasonably satisfactory to Parent Corporation and the Acquiring Corporation, and dated not earlier than 15 days prior to the Closing Date.

          (k) Estoppel letters duly executed by the landlord of the Leased Premises dated not earlier than 15 days prior to the Closing Date, stating the following: (i) the copy of the lease attached to the estoppel letter is a true, correct and complete copy of such lease and represents the entire agreement with such landlord, (ii) ACE is not in breach or default under such lease, and no event has occurred which, with notice or the passage of time, or both, would constitute a breach or default, or permit termination, modification or acceleration under such lease, (iii) such landlord has not repudiated any provision of such lease, (iv) to such landlord's Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to such lease,
(v) such landlord has obtained all approvals of governmental authorities required by Law to be obtained by such landlord (including licenses and permits), (vi) such landlord consents to the grant of a leasehold mortgage, or a collateral assignment of such lease, in favor of the Parent Corporation's or the Acquiring Corporation's lender, and (vii) stating such other matters as the Parent Corporation or the Acquiring Corporation shall reasonably request.

          (l) If requested by the Parent Corporation or the Acquiring Corporation, non-disturbance agreements, duly executed by each mortgagee of the Leased Premises stating that, notwithstanding any default by the landlord of any of the Leased Premises under any mortgage on such Leased Premises, such mortgagee will not disturb ACE's tenancy as long as ACE is not in default under the lease pertaining to such Leased Premises and stating such other matters as the Parent Corporation or the Acquiring Corporation shall reasonably request.

          (m) If requested by the Parent Corporation or the Acquiring Corporation, landlord waivers with respect to all property of ACE located at the Leased Premises, such waiver to be in form and substance reasonably satisfactory to the Parent Corporation and the Acquiring Corporation and their respective lenders.

          (n) Evidence that signing authority on all bank accounts has been or can be transferred to the Acquiring Corporation.

          (o) A release in substantially the form attached hereto as Exhibit D executed and delivered by each of the Selling Corporations and Shareholders.

          (p) Without limitation by the specific enumeration of the foregoing, all other documents reasonably required from each of the Selling Corporations and Shareholders to consummate the transactions contemplated by this Agreement.

6. Post-Closing Agreements. From and after the Closing, the Parties shall have the respective rights and obligations which are set forth in this Section 6.

     6.1 Confidentiality. Except in the course of performing duties for the Parent Corporation, the Acquiring Corporation or ACE, no Party shall communicate or divulge to, or use for the benefit of, any person or entity other than the Parent Corporation, the Acquiring Corporation or ACE, and their respective agents and representatives, any Confidential Information. The Parent Corporation and the Acquiring Corporation, on the one hand, and each of the Selling Corporations and Shareholders, on the other hand, shall advise the other of them of any request, including a subpoena or similar legal inquiry, to disclose any

Confidential Information, so that the other of them at its own expense, can seek appropriate legal relief. The Parties recognize that the absence of a time limitation in this Section 6.1 is reasonable and properly required for the protection of the Parties and if the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree and submit to the imposition of such a limitation as said court shall deem reasonable.

     6.2 Use of Trademarks. Except in the course of performing duties for the Parent Corporation, the Acquiring Corporation or ACE, none of the Selling Corporations and Shareholders shall use and shall not license or permit any third party to use, any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks of ACE.

     6.3 Access to Books and Records. The Parent Corporation and the Acquiring Corporation shall give to each of the officers, employees, agents, attorneys, consultants, accountants and lenders of any of the Selling Corporations and ACE and to each of the agents, attorneys, consultants, accountants and lenders of any of the Shareholders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of ACE and shall furnish to each of the Selling Corporations and Shareholders and any person or persons any of the Selling Corporations and Shareholders may designate all information that any such Selling Corporation, Shareholder or such person or persons may at any time reasonably request; provided, however, that the Parent Corporation and Acquiring Corporation shall only be required to retain such properties, books, contracts, documents, and records of ACE for a period of seven years from the Closing Date or such longer period as may be required by Law or as may be required by such contract or document; provided further, however, that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by either the Parent Corporation or the Acquiring Corporation hereunder; and provided further, however, that the foregoing shall not require either the Parent Corporation or the Acquiring Corporation to permit any inspection, or to disclose any information, that in the reasonable judgment of the Parent Corporation or the Acquiring Corporation would result in the disclosure of any trade secrets of third parties or violate any Laws or any of its contractual obligations with respect to confidentiality. All requests for information made pursuant to this
Section 6.3 shall be directed to the President of the Acquiring Corporation.

     6.4 Employee Benefits.

          (a) The Parent Corporation and the Acquiring Corporation agree that the Acquiring Corporation will honor all Plans, Welfare Plans, and Employee Benefit Plans in accordance with their respective terms as in effect immediately before the Effective Time subject to any amendment or termination thereof that may be permitted by the terms of such plan and applicable Law until December 31, 2008. On January 1, 2009, the Parent Corporation and Acquiring Corporation agree to transfer all of ACE's employees to the Acquiring Corporation's Plans, Welfare Plans and Employee Benefit Plans then in existence which may be available to all other similarly situated employees of the Acquiring Corporation on the same terms as are in effect at the time of transfer. Notwithstanding anything herein to the contrary, ACE's employees shall be entitled to participate in health and dental insurance programs offered by BlueCross BlueShield of Alabama until December 31, 2009 with such health and dental benefits as are commensurate with those to which such employees are entitled on the Execution Date.

          (b) For all purposes under the compensation and employee benefit plans, policies or arrangements of the Parent Corporation and its Affiliates providing benefits at any time after the Closing Date (the "New Plans") to any persons who were employees of ACE on the Closing Date (the "Affected Employees"), each Affected Employee shall receive credit for his or her service with ACE before the Closing Date, for purposes of eligibility, vesting and benefit accrual (but not (i) for purposes of benefit accrual under defined benefit pension or other retirement plans or (ii) for any new program for which credit for benefit accrual for service prior to the effective date of such program is not given to similarly situated employees of the Parent Corporation other than the Affected Employees) to the same extent that such Affected Employee was entitled, before the Closing Date, to credit for such service under any similar or comparable Plan, Welfare Plan or Employee Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits). In addition, if Affected Employees or their dependents are included at any time following the Closing in any medical, dental, health or other welfare benefit plan, program or arrangement (a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Closing Date (a "Prior Plan"), each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Successor Plans and such Successor Plans shall not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions, any actively-at-work requirements or any proof of insurability requirements (except to the extent such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and any eligible expenses incurred by any Affected Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of the Affected Employee's commencement of participation in this Successor Plan begins shall be taken into account under this Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Affected Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

     6.5 Third-Party Claims. Each of the Parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained in Section 7, provided that the Party requesting cooperation shall reimburse the other Parties for the other Parties' reasonable out-of-pocket costs and expenses of furnishing such cooperation.

     6.6 No Solicitation. As an inducement for the Parent Corporation and the Acquiring Corporation to enter into this Agreement, each of the Shareholders and the Selling Corporations in respect of which such Shareholders own all of the issued and outstanding shares agree that from and after the Closing and continuing for two years after the Closing Date, or, if later, for two years following the termination of a Shareholder's employment with ACE, such Shareholder and the Selling Corporation in respect of which he owns all of the issued and outstanding shares shall not directly or indirectly take any actions which are calculated to persuade any salaried, technical or professional employees, representatives or agents of ACE to terminate their association with ACE. In the event of any breach of this Section 6.6, the two-year time period shall be extended for the period of such breach. Each of the Shareholders and the Selling Corporations in respect of which such Shareholders own all of the issued and outstanding shares acknowledge that the time and scope limitations set forth in this Section 6.6 are reasonable and are properly required for the protection of the Parent Corporation and the Acquiring Corporation and if any such time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree to the reduction of said time or scope limitations to such a period or scope as said court shall deem reasonable under the circumstances.

     6.7 Indemnification; Employees' and Officers' Insurance.

          (a) From and after the Closing Date, the Parent Corporation and the Acquiring Corporation shall, and shall cause ACE to, jointly and severally, indemnify and hold harmless, and provide advancement of expenses to, each Shareholder and present and former employee and officer of ACE (when acting in such capacity) determined as of the Closing Date (individually, an "E & O Indemnified Party", and, collectively, the "E & O Indemnified Parties") against any and all liabilities, demands, claims, actions or causes of action, damages, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof, arising out of or pertaining to matters existing or occurring on or after October 7, 2004 but prior to the Closing Date for a Breach of a Professional Duty (as such term is defined in the Policy) by an E & O Indemnified Party in the performance of Professional Services (as such term is defined in the Policy) rendered to others by an E&O Indemnified Party not covered by or excluded from coverage by ACE's existing Architects and Engineers Professional Liability Policy with Lexington Insurance Company (the "Policy") which are asserted at or after the Closing Date.

          (b) Any E & O Indemnified Party wishing to claim indemnification under
Section 6.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Parent Corporation, the Acquiring Corporation and ACE thereof, but the failure to so notify shall not relieve the Parent Corporation, the Acquiring Corporation or ACE of any liability they may have to such E & O Indemnified Party if such failure does not materially prejudice the Parent Corporation, the Acquiring Corporation or ACE, as the case may be. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Acquiring Corporation shall have the right to assume the defense thereof and the Acquiring Corporation shall not be liable to such E & O Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such E & O Indemnified Parties in connection with the defense thereof, except that if the Acquiring Corporation elects not to assume such defense or counsel for the E & O Indemnified Parties advises that there are issues which raise conflicts of interest between Parent Corporation, the Acquiring Corporation or ACE and the E & O Indemnified Parties, the E & O Indemnified Parties may retain counsel satisfactory to them, and the Acquiring Corporation shall pay all reasonable fees and expenses of such counsel for the E & O Indemnified Parties promptly; provided, however, that the Acquiring Corporation shall be obligated pursuant to this Section 6.7(b) to pay for only one firm of counsel for all E & O Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above), (ii) the E & O Indemnified Parties will cooperate in the defense of any such matter and (iii) the Acquiring Corporation shall not be liable for any settlement effected without its prior written consent.

          (c) The Parent Corporation and the Acquiring Corporation shall, or shall cause ACE to, maintain a policy or policies of professional liability insurance for claims occurring on or after October 7, 2004 but prior to the Closing Date with coverage in amount and scope at least as favorable as the Policy's coverage for a period of six years after the Closing Date; provided, however, that, if the Policy expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 300% of the last annual premium paid prior to the Execution Date (such amount, as stated in Section 2.4(f) of the Disclosure Schedule, the "Current Premium"), in each case during such six-year period, the Parent Corporation and the Acquiring

Corporation shall, or shall cause ACE to, use its reasonable best efforts to obtain professional liability insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium; provided further, however, that in lieu of such coverage, a prepaid "tail" policy or "prior acts coverage" under existing professional liability insurance may be obtained by the Parent Corporation and the Acquiring Corporation or ACE, as the case may be. The Parent Corporation or the Acquiring Corporation shall provide each of the Shareholders with evidence of such coverage as each of them may reasonably request from time to time.

          (d) The Parent Corporation's, Acquiring Corporation's and ACE's indemnification obligations under this Section 6.7 to the E & O Indemnified Parties shall not exceed $1,000,000, collectively. In addition, no E & O Indemnified Party shall be entitled to indemnification under this Section 6.7 until the aggregate Damages with respect to all such matters exceeds $25,000, but after that time, the E & O Indemnified Party shall be able to recover the entire amount of the Damages, including such $25,000 threshold.

          (e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the E & O Indemnified Parties, their heirs and legal representatives, notwithstanding any release executed by any E & O Indemnified Party in connection with his or her departure from ACE or the Acquiring Corporation unless a release of the provisions of this Section 6.7 is specifically provided for in such release.

     6.8 Preparation of Tax Returns and Tax Return Amendments. The Selling Corporations and Shareholders shall prepare, or cause to be prepared, any and all federal and state income tax returns of ACE for the period commencing January 1, 2008 and ending as of the close of business on the day preceding the Closing Date, including any amendments thereto as the Selling Corporations and Shareholders determine are necessary in their sole and absolute discretion. In addition, the Parent Corporation and the Acquiring Corporation shall permit the Selling Corporations and Shareholders to amend the federal income tax returns of ACE for 2005, 2006 and 2007, in order to obtain the benefit of the domestic production activities deduction that was not previously taken on such returns. The Parent Corporation and the Acquiring Corporation shall permit any of the Shareholders to execute and file all such returns and amended returns on behalf of ACE and the Selling Corporations and Shareholders shall retain any refunds issued to the Selling Corporations in connection therewith.

     6.9 Further Assurances. After the Closing Date, each Party, at the request of and without any further cost or expense to any of the other Parties (provided such request does not require significant cost or expense), will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement.

     6.10 Employee Retention. The Parent Corporation and the Acquiring Corporation, jointly and severally, shall pay to the individuals listed in
Section 6.10 of the Disclosure Schedule (individually, an "Employee", and collectively, the "Employees") the gross amounts set forth therein, less any federal and state payroll or employment taxes due to be paid by either the Parent Corporation or the Acquiring Corporation with respect thereto. Such payments shall be made to each Employee in four payments on the Closing Date, December 31, 2008, December 31, 2009 and December 31, 2010 less any payroll or employment taxes due to be paid by either the Parent Corporation or the Acquiring Corporation with respect thereto; provided, however, that an Employee shall forfeit his or her right to such payment or payments if the Employee voluntary resigns from employment with the Acquiring Corporation or any Affiliate thereof or the Employee's employment is terminated by the Acquiring Corporation or any Affiliate thereof for Cause. As used in this Section 6.10, the term "Cause" shall mean the determination that (i) after receipt of a written warning, the Employee has failed or refused to follow the reasonable policies, performance objectives, or directives established by the Acquiring Corporation or any Affiliate thereof, (ii) the Employee has misappropriated money or other assets or properties of the Acquiring Corporation or any Affiliate thereof, (iii) the Employee has been convicted of any felony or other serious crime or any crime involving moral turpitude relevant to his office or employment with the Acquiring Corporation or any Affiliate thereof, (iv) the Employee fails to comply with the Acquiring Corporation's alcohol and drug policies, or (v) the Employee's employment performance has been substantially impaired by chronic absenteeism. If an Employee forfeits any such payment or payments, such forfeited payment or payments shall be paid to the remaining Employees in proportion to the payments to which the remaining Employees are initially entitled to receive on such payment dates.

     6.11 Cancellation of Certain Arrangements. All guarantees delivered by any of the Selling Corporations and Shareholders on behalf of ACE are listed on
Schedule 6.11. The Parent Corporation and the Acquiring Corporation shall take such steps as are necessary within 30 days after the Closing Date to (i) cancel that certain Promissory Note, dated February 28, 2008, from ACE to RBC Centura Bank, (ii) cancel the employee credit card arrangements in place between ACE and Regions Bank (f/k/a AmSouth Bank), and (iii) cancel the use of Strategic Business Solutions as ACE's payroll provider, in each such case securing the release of any and all guarantees delivered by any of the Selling Corporations and Shareholders on behalf of ACE in connection therewith. The Parent Corporation and the Acquiring Corporation shall use reasonable commercial efforts to obtain and deliver to the Shareholders those certain Commercial Guarantys, dated March 11, 2008, from each of the Shareholders to RBC Centura Bank, marked "Canceled" by RBC Centura Bank.

7.   Indemnification.

     7.1 General. From and after the Closing, each of the Parties shall, jointly and severally, indemnify and hold harmless each other as provided in this
Section 7. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth in this Agreement shall limit or affect the applicability of a more general indemnification obligation as set forth in this Agreement with respect to the same subject matter. For the purposes of this
Section 7, each Party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing.

     7.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

          (a) "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including: (i) reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof; (ii) expenses reasonably incurred to compensate employees for any costs or ramifications associated with compliance with (or lack of compliance with) the requirements of section 401(a) or 401(k) of the Code; and (iii) costs and expenses reasonably incurred to bring ACE's assets and business into compliance with Environmental Laws, including:

               (i) costs and expenses associated with all filings, Environmental Permits, court orders, awards or directives issued in connection with such compliance;

               (ii) costs and expenses incurred for the benefit ACE, ACE's employees, the public or the environment, and for the harm to ACE, ACE's employees, the public, or the environment;

               (iii) costs and expenses resulting from the loss of use of a facility, including moving and relocation costs;

               (iv) costs and expenses of additions to, and modifications of, the Equipment and the Leased Premises;

               (v) costs of sampling, monitoring or other testing programs and laboratory equipment; and

               (vi) all legal, engineering and consulting fees and expenses related to any of the foregoing.

          (b) "Indemnified Party" shall mean a Party to this Agreement that is entitled to indemnification from any other Party or Parties to this Agreement pursuant to this Section 7.

          (c) "Indemnifying Party" shall mean a Party to this Agreement that is required to provide indemnification under this Section 7 to any other Party or Parties to this Agreement.

          (d) "Third-Party Claim" shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the Parties to this Agreement, their heirs, legal representatives, successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

     7.3 Indemnification Obligations of Selling Corporations and Shareholders. Each of the Selling Corporations and Shareholders shall, jointly and severally, indemnify, save and keep the Parent Corporation and Acquiring Corporation, their respective Affiliates, their respective institutional lenders, the officers, directors, agents and representatives of the Parent Corporation and the Acquiring Corporation and their respective Affiliates, and their respective successors and permitted assigns (individually, a "Parent Corporation Indemnitee", and, collectively, the "Parent Corporation Indemnitees") forever harmless against and from all Damages sustained or incurred by any Parent Corporation Indemnitee, as a result of or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by any of the Selling Corporations and Shareholders to the Parent Corporation or the Acquiring Corporation in this Agreement or in any Related Document to which any of the Selling Corporations and Shareholders is a party, whether or not disclosed to the Parent Corporation or the Acquiring Corporation prior to or at the Closing but not including anything disclosed in the Disclosure Schedule;

          (b) the breach by any of the Selling Corporations and Shareholders of, or failure of any of the Selling Corporations and Shareholders to comply with, any of the covenants or obligations under this Agreement to be performed by any of the Selling Corporations and Shareholders (including the obligations under this Section 7), whether or not disclosed to the Parent Corporation or the Acquiring Corporation prior to or at the Closing but not including the items disclosed in the Disclosure Schedule;

          (c) any claim of ownership made by Timothy Shawn Smith with respect to the Membership Interests;

          (d) any claim made by a customer of ACE for the failure of ACE to meet the professional standard of care legally required or reasonably expected under the circumstances in the performance or non-performance of professional services pursuant to a contract between such customer and ACE or a purchase order issued by such customer to ACE in respect of which ACE fulfilled its obligations thereunder prior to October 7, 2004;

          (e) any Damages occurring, or arising out of, ACE not being qualified to do business in the State of Mississippi or the U. S. Virgin Islands or not filing any Returns in the State of Mississippi or the U. S. Virgin Islands; or

          (f) without being limited by Sections 7.3(a) or 7.3(b) (and without regard to the fact that any one or more of the items referred to in this Section 7.3(f) may be disclosed in the Disclosure Schedule or in any documents included or referred to in the Disclosure Schedule or may be otherwise known to the Parent Corporation or the Acquiring Corporation at the Execution Date or on the Closing Date):

               (i) any action or failure to act, in whole or in part, on or prior to the Closing Date with respect to any Plan, Welfare Plan or Employee Benefit Plan which ACE or any ERISA Affiliate has at any time maintained or administered or to which ACE or any ERISA Affiliate has at any time contributed;

               (ii) any violation of, or delinquency in respect to, any arbitration award or Law in effect on or prior to the Closing Date or any agreement of ACE with, or any license or Permit granted to ACE from, any federal, state or local governmental authority to which any ACE or its properties, assets, personnel or business activities are subject, including Laws relating to occupational health and safety, building codes, zoning, equal employment opportunities, fair employment practices and discrimination; or

               (iii) any violation or alleged violation of, or obligation imposed by, any Environmental Law as a result of activities, events, conditions or occurrences prior to the Closing Date, regardless of when the violation or alleged violation or obligation arises or is asserted.

The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 7.3 will not be exclusive of or limit any other remedies that may be available to the Parent Corporation Indemnitees with respect to this Agreement.

     7.4 Indemnification Obligations of Parent Corporation and Acquiring Corporation. The Parent Corporation and the Acquiring Corporation shall, jointly and severally, indemnify, save and keep each of the Selling Corporations and Shareholders and their respective Affiliates, their respective institutional lenders, the officers, directors, agents and representatives of each of the Selling Corporations and their respective Affiliates, and their respective heirs, legal representatives, successors, and permitted assigns (individually, a "Shareholder Indemnitee", and, collectively, the "Shareholder Indemnitees"), forever harmless against and from all Damages sustained or incurred by any Shareholder Indemnitee, as a result of or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by the Parent Corporation or the Acquiring Corporation to any of the Selling Corporations and Shareholders in this Agreement or in any Related Document to which the Parent Corporation or the Acquiring Corporation is a party, whether or not disclosed to any of the Selling Corporations and Shareholders prior to or at the Closing but not including anything disclosed in the Disclosure Schedule;

          (b) the breach by the Parent Corporation or the Acquiring Corporation of, or failure of the Parent Corporation or the Acquiring Corporation to comply with, any of the covenants or obligations under this Agreement to be performed by the Parent Corporation or the Acquiring Corporation (including the obligations under this Section 7), whether or not disclosed to any of the Selling Corporations and Shareholders prior to or at the Closing or

          (c) any claims made pursuant to any guarantee delivered by any of the Selling Corporations and Shareholders on behalf of ACE and listed on Section
6.11 of the Disclosure Schedule that was not canceled on or before the Closing Date.

The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 7.4 will not be exclusive of or limit any other remedies that may be available to the Shareholder Indemnitees with respect to this Agreement.

     7.5 Cooperation. Subject to the provisions of Sections 7.7 and 7.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third-Party Claim, and if said right is exercised, the Parties shall cooperate in the investigation and defense of said Third-Party Claim.

     7.6 Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it under this Agreement by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the Third-Party Claim for which indemnification is sought.

     7.7 Third-Party Claims Other Than Taxes.

          (a) Immediately following the receipt of notice of a Third-Party Claim, other than a Third-Party Claim with respect to Taxes, the Party receiving the notice of the Third-Party Claim shall notify the other Parties of its existence setting forth with reasonable specificity the facts and circumstances of which such Party has received notice and if the Party giving such notice is an Indemnified Party, specifying the basis under this Agreement upon which the Indemnified Party's claim for indemnification is asserted. The failure of a

Party receiving the notice of the Third-Party Claim to notify the other Parties shall not relieve any Party of any liability they may have with respect to such Third-Party Claim if such failure does not materially prejudice such Party. The Indemnified Party may, upon reasonable notice, tender the defense of a Third-Party Claim to the Indemnifying Party. If:

               (i) the defense of a Third-Party Claim is tendered and within 15 days after such tender, defense of the Third-Party Claim is accepted without qualification by the Indemnifying Party; or

               (ii) within 15 days after the date on which written notice of a Third-Party Claim has been given pursuant to this Section 7.7, the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification its indemnification obligations as provided in this Section 7;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third-Party Claim (other than any such Third-Party Claim in which criminal conduct is alleged), provided, however, that counsel undertaking such defense shall be reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third-Party Claim as provided in this Agreement. The Indemnifying Party shall lose its right to defend and settle the Third-Party Claim if it shall fail to diligently contest the Third-Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as provided in this Agreement, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third-Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least 10 days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and such settlement provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party. All expenses (including reasonable attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (i) enter into any settlement that does not include as an unconditional term the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (ii) enter into any settlement that attributes by its terms any liability to the Indemnified Party or (iii) consent to the entry of any judgment that does not include as a term a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 7 shall relieve it of such obligations to the extent they exist.

          (b) If an Indemnified Party is entitled to indemnification against a Third-Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third-Party Claim pursuant to this Section 7.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third-Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification under this Agreement, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate the Third-Party Claim, and may settle such Third-Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 10 days prior to any settlement, written notice of its intention to settle is given to the Indemnifying Party. If pursuant to this Section 7.7, the Indemnified Party contests, defends, litigates or settles a Third-Party Claim for which it is entitled to indemnification under this Agreement, the Indemnified Party shall be reimbursed by the Indemnifying Party for the amount of any judgment or settlement offer paid by the Indemnified Party with respect to the Third-Party Claim and the reasonable attorneys' fees and other expenses incurred in defending, contesting, litigating and/or settling the Third-Party Claim immediately following the presentation to the Indemnifying Party of itemized bills for the attorneys' fees and other expenses.

     7.8 Claims Involving Taxes. In the case of any proposed or actual assessment of Tax liabilities for which the Parent Corporation or the Acquiring Corporation is entitled to indemnification from the Selling Corporations and Shareholders as provided in this Agreement, the Parent Corporation or the Acquiring Corporation shall give notice to the Selling Corporations and Shareholders and shall contest the proposed or actual assessment in the manner directed by the Selling Corporations and Shareholders (in consultation with the Parent Corporation and the Acquiring Corporation) through the administrative review or appeal procedures available under the relevant Tax Laws. If the pursuit of such administrative remedies by the Parent Corporation and the Acquiring Corporation is unsuccessful, the Parent Corporation or the Acquiring Corporation shall be entitled to cause the Selling Corporations and Shareholders to pay the Tax (and any penalties and interest) and be entitled to indemnification from the Selling Corporations and Shareholders under this
Section 7 for the reasonable attorneys' fees and other expenses incurred in contesting the proposed or actual assessment immediately following the presentation to the Selling Corporations and Shareholders of itemized bills for the attorneys' fees and other expenses; provided, however, that if within 10 days of receipt from the Parent Corporation or the Acquiring Corporation of notice of their intention to do so, the Selling Corporations and Shareholders shall notify the Parent Corporation or the Acquiring Corporation of their desire to contest the proposed or assessed Tax deficiency in the courts, the Selling Corporations and Shareholders shall be entitled to do so at their expense provided the Selling Corporations and Shareholders pay (subject to their entitlement to a refund if their efforts are successful) the deficiency and any penalties and interest if required in order to seek judicial relief. The Parent Corporation and the Acquiring Corporation shall cooperate with the Selling Corporations and Shareholders for such purposes but shall be entitled to reimbursement for any out-of-pocket expenses incurred by the Parent Corporation or the Acquiring Corporation in doing so.

     7.9 Characterization of Indemnity Payments. The Parties agree to treat any payment made by any Party under this Agreement to another Party as an adjustment to the Consideration that the Selling Corporations shall receive or deliver, as the case may be, cash in readily available funds equal to the amount of the payment to be made by such Party to the other Party. Notwithstanding anything herein to the contrary, if the Internal Revenue Service determines that any payment pursuant to this Section 7.9 constitutes taxable gain or income to the payee, such payment shall be increased in accordance with this Section 7.9 so that the payee receives, on an after-tax basis, the amount which would have been received had the payment not resulted in taxable gain or income.

     7.10 Limitations on Indemnification Obligations. No Party will have liability for indemnification under this Agreement unless that Party notifies the other Parties of the claim within the applicable survival period contemplated by Section 7.12. In addition, no Party shall be entitled to indemnification under this Agreement until the aggregate Damages with respect to all such matters exceeds $100,000 ($25,000 in the case of the indemnification obligations set forth in Section 7.3(d)), but after that time, the Indemnified Party will be able to recover the entire amount of the Damages, including such threshold amount. Notwithstanding the foregoing, the liability of all of the Selling Corporations and Shareholders shall not exceed $2,000,000 collectively ($1,000,000 collectively in the case of the indemnification obligations set forth in Section 7.3(d)) and the liability of both of the Parent Corporation and the Acquiring Corporation shall not exceed $2,000,000 collectively. In addition, no Party will have liability for indemnification under this Agreement in connection with Section 1.4. Notwithstanding anything in this Section 7.10 to the contrary, there shall be no limitations on the indemnification obligations set forth in Sections 7.3(c) and 7.4(c).

     7.11 Set-Off. In addition to other rights and remedies available to the Acquiring Corporation, the right of the Acquiring Corporation to indemnity may be enforced by set-off as further provided in the Promissory Notes.

     7.12 Survival. Except as otherwise provided herein, all of the terms and conditions of this Agreement, together with the representations, warranties, covenants and agreements contained herein or in any Related Document shall survive the execution of this Agreement and the Closing for a period of 18 months; provided, however, that (a) representations, warranties, covenants and agreements contained herein or in any Related Document with respect to Taxes shall survive for the applicable statute of limitations, (b) the agreements set forth in Sections 1.2 and 1.4 hereof shall continue and survive until all obligations set forth therein shall have been performed and satisfied, (c) the representations and warranties set forth in Sections 2.2(b), 2.3(b) and (c) shall continue and survive for a period of 10 years after the Closing, and (d) the agreements set forth in Sections 3.3(d), 6.4(a), 7 and 9 shall continue and survive indefinitely; provided, however, that the agreement set forth in Section 7.3(c) shall only continue and survive for a period of 10 years after the Closing and the agreement set forth in Section 7.3(d) shall only continue and survive for a period of five years after the closing.

     7.13 Procedure for Indemnification for Claims other than Third-Party Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

8. Effect of Termination/Proceeding. The Parties shall have the following rights and remedies with respect to the termination and enforcement of this
Agreement:

     8.1 Right to Terminate. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date by notice given in accordance with Section 9.2:

          (a) by the mutual written consent of the Parties;

          (b) by the Parent Corporation and the Acquiring Corporation, on the one hand, or the Selling Corporations and Shareholders, on the other hand, if the representations and warranties made by the other of them are not true and correct in all material respects as of the Closing and such breach or failure to be true and correct in all material respects is not curable or, if curable, is not curable by the Termination Date (as the same may be extended), or if the other of them has not materially complied with all covenants and agreements made under this Agreement, or if the other of them has not satisfied, or will not be able to satisfy, the conditions to Closing required to be satisfied by such Party; or

          (c) by the Parent Corporation and the Acquiring Corporation, on the one hand, or the Selling Corporations and Shareholders, on the other hand, if the Transaction shall not have been consummated by or before 11:59 p.m. on October 15, 2008 (the "Termination Date"), or such later date as the Parties may mutually agree upon; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Parent Corporation and the Acquiring Corporation, on the one hand, and the Selling Corporations and Shareholders, on the other hand, if such Party has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Transaction to be consummated.

     8.2 Effects of Termination. If any Party terminates this Agreement as provided in Section 8.1, the Acquiring Corporation's right of access pursuant to
Section 3.1(a) shall terminate and each Party shall return promptly every document furnished to it by any other Party (or any subsidiary, division, associate or Affiliate of such other Party) in connection with the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return the documents and any copies of the documents any of them may have made. All documents and information that have been stored electronically will be permanently deleted from any equipment under each Party's and ACE's control. At the request of any Party, the other Parties will, within 10 days of the request, certify in writing that this
Section 8.2 has been complied with.

     8.3 Remedies. Notwithstanding any termination right granted in Section 8.1, in the event of the non-fulfillment of any condition to a Party's closing obligations, the Parent Corporation and the Acquiring Corporation, on the one hand, and the Selling Corporations and Shareholders, on the other hand, may elect to do one of the following:

          (a) proceed to close despite the non-fulfillment of any conditions to Closing required to be satisfied by the other of them, it being understood that consummation of the Closing shall be deemed a waiver of any such condition and of any Party's rights and remedies with respect thereto; or

          (b) decline to close and terminate this Agreement as provided in
Section 8.1.

In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Section 8.3, this Agreement (other than as set forth in Sections 3.3(d) and 8.2) shall become void and of no effect with no liability on the part of any Party (or of any of its officers, directors, employees, agents, legal or financial advisors or other representatives);

provided, however, that no such termination shall relieve the Parent Corporation and the Acquiring Corporation, on the one hand, and the Selling Corporations and Shareholders, on the other hand, from any liability for damages to such Party resulting from any prior willful or intentional breach of this Agreement by the other Party or from any obligation to pay, if applicable, the fees and reimbursement of expenses in accordance with Sections 2.2(h), 2.12(e) and 9.3.

9.   Miscellaneous

     9.1 Publicity. Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the transactions contemplated by this Agreement shall be made only with the prior written agreement of the Parties. The Parties shall consult and agree with each other with respect to the content of any such required press release or other publicity. Except as otherwise required by Law or applicable stock exchange rules, no press release or other publicity shall state the amount of the Consideration.

     9.2 Notices. All notices required or permitted to be given under this Agreement shall be in writing and may be delivered by personal delivery, by facsimile, by nationally recognized private courier, by PDF/email, or by United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by mail, by personal delivery or by nationally recognized private courier shall be deemed given upon the actual, verifiable date of receipt or refusal to accept delivery by the receiving Party. Notices delivered by facsimile or PDF/email shall be deemed given upon electronic confirmation of receipt. All notices shall be addressed as follows:

          (a) If to the Parent Corporation:
              ---------------------------------

              ENGlobal Corporation
              654 N. Sam Houston Parkway E., Suite 400
              Houston, Texas 77060
              Attention: William A. Coskey, P.E.
              Fax: (281) 878-1010

              If to the Acquiring Corporation:
              --------------------------------

              ENGlobal Automation Group, Inc.
              654 N. Sam Houston Parkway E., Suite 400
              Houston, Texas 77060
              Attention: William A. Coskey, P.E.
              Fax: (281) 878-1010

              In each such case, with a copy to:
              ----------------------------------

              John Williams, Esq.
              13831 Northwest Freeway, Suite 155
              Houston, Texas 77040
              Fax:  (713) 895-7733

          (b) If to P.C.-Bosarge:
              -----------------------

              William M. Bosarge, P.C.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Attention:  W. Michael Bosarge, P.E.
              Fax:  (251) 662-7712

              If to P.C.-Burton:
              ------------------

              Matthew R. Burton, P.C.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Attention:  Matthew R. Burton, P.E.
              Fax:  (251) 662-7712

              If to P.C.-McIlwain:
              --------------------

              Frank H. McIlwain, P.C.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Attention:   Frank H. McIlwain, P.E.
              Fax:  (251) 662-7712

              If to P.C.-Walters:
              -------------------

              James A. Walters, P.C.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Attention:  James A. Walters, P.E.
              Fax:  (251) 662-7712

              If to Bosarge:
              --------------

              William M. Bosarge, P.E.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Fax:  (251) 662-7712

              If to Burton:
              -------------

              Matthew R. Burton, P.E.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Fax:  (251) 662-7712

              If to McIlwain:
              ---------------

              Frank H. McIlwain, P.E.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Fax:  (251) 662-7712

              If to Walters:
              --------------

              James A. Walters, P.E.
              3101 International Drive Bldg. 7
              Suite 700
              Mobile, Alabama 36606
              Fax:  (251) 662-7712

              In each such case, with a copy to:
              ----------------------------------

              J. Fred Kingren, Esq.
              Hand Arendall LLC
              1200 Park Place Tower
              2001 Park Place North
              Birmingham, Alabama 35203
              Fax: (205) 397-1315 Email:
              fkingren@handarendall.com

and to such other addresses designated by notice given in accordance with the provisions of this Section 9.2.

     9.3 Expenses; Transfer Taxes. Each Party shall bear all of its fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors', attorneys', accountants' and other professional fees and expenses.

     9.4 Entire Agreement. This Agreement and the documents to be delivered by the Parties pursuant to the provisions of this Agreement constitute the entire agreement among the Parties and shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     9.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants and conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants and conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty, covenant or agreement shall not be affected by the fact that a more general or more specific representation, warranty, covenant or agreement was not also breached.

     9.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     9.7 Severability. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one Party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the Parties' respective rights and obligations hereunder.

     9.8 Applicable Law and Venue. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of Texas, except that with respect to matters mandatorily governed by the Laws of the State of Alabama, the Laws of the State of Alabama shall govern. The Parties hereby consent to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas with respect to any controversy relating to this Agreement.

     9.9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties and its respective heirs, legal representatives, successors and permitted assigns. Except for each of the Parent Corporation Indemnitees, Shareholder Indemnitees, E&O Indemnified Parties and Employees, there are no third-party beneficiaries to this Agreement and nothing in this Agreement, express or implied, shall confer on any person other than any of the Parties, and its heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.10 Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, except that at or prior to the Closing, the Acquiring Corporation may assign its rights and delegate its duties under this Agreement to a subsidiary corporation and may assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing, the Acquiring Corporation may assign its rights and delegate its duties under this Agreement to any third party. No assignment shall relieve the Acquiring Corporation of any of its liabilities under this Agreement.

     9.11 Definitions. Capitalized terms in this Agreement have the meanings ascribed to them in the following Sections of this Agreement:

Defined Term                                                     Where Found
------------                                                     -----------

   ACE                                                              Recitals
   Acquiring Corporation                                            Preamble
   Affected Employees                                               6.4
   Affiliate                                                        9.17
   Agreement                                                        Preamble
   Assignment                                                       5.3(a)
   Bosarge                                                          Preamble
   Burton                                                           Preamble
   Called Shareholder                                               9.16
   Cause                                                            6.10
   CERCLA                                                           2.9(c)(iii)
   Claim                                                            2.2(d)
   Closing                                                          1.3
   Closing Date                                                     1.3
   Code                                                             2.4(i)(i)(C)
   Confidential Information                                         3.3(d)
   Consideration                                                    1.2(a)
   Current Premium                                                  6.7(c)
   Damages                                                          7.2(a)
   Disclosure Schedule                                              2.1
   E & O Indemnified Party                                          6.7(a)
   E & O Indemnifying Party                                         6.7(a)
   Employee                                                         6.10
   Employees                                                        6.10
   Employee Benefit Plan                                            2.7(a)(i)(C)
   Environmental Laws                                               2.9(c)(i)
   Environmental Permits                                            2.9(c)(ii)
   Equipment                                                        2.11(a)
   Equity Amount Balance Sheet                                      1.4
   ERISA                                                            2.7(a)(i)(A)
   ERISA Affiliate                                                  2.7(a)(i)
   Execution Date                                                   Preamble
   Executive Employment Agreement                                   5.2(g)
   Financial Statements                                             2.4(b)
   GAAP                                                             1.4
   Hazardous Materials                                              2.9(c)(iii)
   Indemnified Party                                                7.2(b)
   Indemnifying Party                                               7.2(c)
   Intellectual Property                                            2.11(b)

Defined Term                                                     Where Found
------------                                                     -----------

   Interim Financial Statements                                     2.4(b)
   IRS                                                              2.7(a)(ii)
   Knowledge                                                        9.18
   Law                                                              2.2(d)
   Laws                                                             2.2(d)
   Leased Premises                                                  2.10(b)
   Liabilities                                                      2.4(d)
   McIlwain                                                         Preamble
   Membership Interests                                             Recitals
   Multiemployer Plan                                               2.7(a)(i)(A)
   New Plans                                                        6.4
   Other Shareholders                                               9.16
   Parent Corporation                                               Preamble
   Parent Corporation Indemnitee                                    7.3
   Parent Corporation Indemnitees                                   7.3
   Party                                                            Preamble
   Parties                                                          Preamble
   PBGC                                                             2.7(a)(vi)
   P.C.-Bosarge                                                     Preamble
   P.C.-Burton                                                      Preamble
   P.C.-McIlwain                                                    Preamble
   P.C.-Walters                                                     Preamble
   Permits                                                          2.6(b)
   Permitted Liens                                                  2.4(e)
   Plan                                                             2.7(a)(i)(A)
   Policy                                                           6.7(a)
   Prevailing Party                                                 9.14
   Prior Plan                                                       6.4
   Promissory Note                                                  1.2(b)(2)
   Promissory Notes                                                 1.2(b)(2)
   Related Documents                                                2.1
   Related Parties                                                  2.4(h)(i)
   Release                                                          2.9(c)(iv)
   Return                                                           2.4(i)(i)(B)
   Returns                                                          2.4(i)(i)(B)
   SEC                                                              2.2(e)
   SEC Reports                                                      2.2(e)
   Selling Corporation                                              Preamble
   Selling Corporations                                             Preamble
   Shareholder                                                      Preamble
   Shareholder Indemnitee                                           7.4
   Shareholder Indemnitees                                          7.4
   Shareholders                                                     Preamble
   Significant Customer                                             2.5(c)

Defined Term                                                     Where Found
------------                                                     -----------

   Significant Employee                                             2.7(c)
   Significant Supplier                                             2.5(c)
   Successor Plan                                                   6.4
   Surplus Equity Amount                                            1.4
   Tax                                                              2.4(i)(i)(A)
   Taxes                                                            2.4(i)(i)(A)
   Termination Date                                                 8.1(c)
   Third-Party Claim                                                7.2(d)
   Trademarks                                                       2.11(b)
   Transaction                                                      Recitals
   Treasury Regulations                                             2.4(i)(i)(C)
   Walters                                                          Preamble
   Welfare Plan                                                     2.7(a)(i)(B)
   1933 Act                                                         2.2(e)
   1934 Act                                                         2.2(e)

     9.12 Construction. Pronouns used in this Agreement shall include the masculine, feminine, neuter, singular or plural as the identity of the antecedent may require. The terms "or" and "and" shall be construed conjunctively or disjunctively as the context may make appropriate. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The terms "herein", "hereof", "hereto", or "hereunder" or similar terms shall be deemed to refer to this Agreement as a whole and not to a particular Section. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Section references are to sections of this Agreement unless otherwise indicated and include the entire section referred to, as well as any subsections that are subordinate to the referenced section. (For example, a reference to Section 2 shall include each provision of this Agreement commencing at the beginning of Section 2 and up to but not including Section 3. A reference to
Section 2.3 shall include each provision of this Agreement commencing at the beginning of Section 2.3 and up to but not including Section 2.4.) Each exhibit and schedule to this Agreement, including the Disclosure Schedule, shall be incorporated into this Agreement as if set forth in this Agreement in full. The Recitals shall be construed as part of this Agreement.

     9.13 Amendments. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties.

     9.14 Attorneys' Fees. If any Party commences an action relating to this Agreement, the Prevailing Party shall be entitled to recover legal fees, costs, and expenses from the other Party, provided that no Party shall be considered the Prevailing Party unless such Party recovers more or is held liable for less, as applicable, than any written settlement offer received from the other Party. The term "Prevailing Party" shall mean the Party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in a complaint.

     9.15 Injunctive Relief. The Parties do hereby acknowledge and agree that the injury that would be suffered by a Party as a result of a breach of Sections 3.3(d), 6.1, and 6.6 would be irreparable and that an award of money damages to such Party for such a breach would be an inadequate remedy. Consequently, each Party shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce Sections 3.3(d), 6.1, and 6.6 , and shall not be required to post bond or other security in any attempt to seek equitable relief under this Agreement.

     9.16 Right of Contribution among Shareholders. If a Shareholder or the Selling Corporation in respect of which such Shareholder owns all of the issued and outstanding shares (together, the "Called Shareholder") is required to make any payment to the Parent Corporation or the Acquiring Corporation arising from or in connection with this Agreement, including Section 7.3, then each of the other Shareholders and the Selling Corporation in respect of which such other Shareholder owns all of the issued and outstanding shares (together, the "Other Shareholders") shall contribute and pay to the Called Shareholder the Other Shareholder's proportionate share of the amount so required to be paid within 60 days after written demand therefor is given by the Called Shareholder. Each Shareholder and the Selling Corporation in respect to which such Shareholder owns all of the issued and outstanding shares shall, jointly and severally, indemnify and hold harmless the other Shareholders and their respective Selling Corporations in respect of which such other Shareholders own all of the issued and outstanding shares from and against any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof, that may be incurred by reason of the breach of any of the obligations contained in this Section 9.16 by such indemnifying Shareholder and/or the Selling Corporation in respect of which such indemnifying Shareholder owns all of the issued and outstanding shares

     9.17 Definition of Affiliate. As used in this Agreement, "Affiliate" means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity. For purposes of this definition, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person or entity.

     9.18 Definition of Knowledge. As used in this Agreement, a person will be deemed to have "Knowledge" of a particular fact or other matter if (a) that person is actually aware of that fact or matter, or (b) a prudent person could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. An entity will be deemed to have "Knowledge" of a particular fact or other matter if any person who is serving, or who has at any time served, as an officer or director of that entity (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in clauses (a) and (b) above), and any such person (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that entity or person.

     9.19 Conversion of ACE. Notwithstanding anything in this Agreement or any Related Document (including the Disclosure Schedule and the certificate contemplated by Section 4.2(a)) to the contrary, the Parties hereby acknowledge and agree as follows:

          (a) ACE is being converted immediately prior to the Closing from an Alabama limited liability company to a Texas limited liability company; and

          (b) Inasmuch as ACE is an Alabama limited liability company on the Execution Date and, as a result of such conversion, ACE will be a Texas limited liability company on the Closing Date, (i) any representation or warranty by any of Selling Corporations and Shareholders contained in this Agreement or in any Related Document (including the Disclosure Schedule and the certificate contemplated by Section 4.2(a)) required to be delivered by any of the Selling Corporations and Shareholders at the Closing to the Parent Corporation or the Acquiring Corporation pursuant hereto or in connection with the transactions contemplated hereby shall be deemed by all of the Parties to have been made immediately prior to such conversion, (ii) such conversion shall not cause there to be a breach, default or violation of any covenant or agreement of this Agreement or any Related Document (including the Disclosure Schedule and the certificate contemplated by Section 4.2(a)), and (iii) no representation or warranty is made by any of Selling Corporations and Shareholders as to the Texas limited liability company resulting from such conversion.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGES]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first written above.


                                            ENGLOBAL CORPORATION,
                                            a Nevada corporation



                                            By: /s/  William A. Coskey
                                            -----------------------------------
                                            William A. Coskey, P.E.
                                            Its Chairman of the Board, President
                                            and Chief Executive Officer


                                            ENGLOBAL AUTOMATION GROUP, INC.,
                                            a Texas corporation



                                            By: /s/  William A. Coskey
                                            -----------------------------------
                                            William A. Coskey, P.E.
                                            Its Chief Executive Officer



                                            WILLIAM M. BOSARGE, P.C.,
                                            an Alabama professional corporation



                                            By: /s/  William M. Bosarge
                                            -----------------------------------
                                            William M. Bosarge, P.E.
                                            Its President


                                            MATTHEW R. BURTON, P.C.,
                                            an Alabama professional corporation



                                            By: /s/  Matthew R. Burton
                                            -----------------------------------
                                            Matthew R. Burton, P.E.
                                            Its President

                                            FRANK H. McILWAIN, P.C.,
                                            an Alabama professional corporation



                                            By: /s/  Frank H. McIlwain
                                            -----------------------------------
                                            Frank H. McIlwain, P.E.
                                            Its President


                                            JAMES A. WALTERS, P.C.,
                                            an Alabama professional corporation



                                            By: /s/  James A. Walters
                                            -----------------------------------
                                            James A. Walters, P.E.
                                            Its President



                                            /s/  William M. Bosarge
                                            -----------------------------------
                                            WILLIAM M. BOSARGE, P.E.



                                            /s/  Matthew R. Burton
                                            -----------------------------------
                                            MATTHEW R. BURTON, P.E.



                                            /s/  Frank H. McIlwain
                                            -----------------------------------
                                            FRANK H. McILWAIN, P.E.



                                            /s/  James A. Walaters
                                            -----------------------------------
                                            JAMES A. WALTERS, P.E.